Exhibit 99.4

FIRST *QUARTERLY REPORT*
SEPTEMBER 2010

BRITISH COLUMBIA

The Best Place on Earth

First Quarterly Report

Economic Forecast and

Fiscal Plan Update

2010/11 — 2012/13

&

Three Months

April — June 2010

British Columbia Cataloguing in Publication Data

British Columbia. Ministry of Finance.

Quarterly report on the economy, fiscal situation and Crown

corporations. — ongoing—

Quarterly.

Title on cover: Quarterly report.

Continues: British Columbia. Ministry of Finance.

Quarterly financial report. ISSN 0833-1375.

ISSN 1192-2176 — Quarterly Report on the economy, fiscal

situation and Crown corporations.

1. Finance, Public — British Columbia — Accounting

— Periodicals. 2. British Columbia — Economic conditions —

1945—       — Periodicals.*

3. Corporations, Government — British Columbia —

Accounting — Periodicals. I. Title.

HJ13.B77               354.711’007231’05

TABLE OF CONTENTS

2010/11 First Quarterly Report	September 14, 2010

Summary		3

Part One — Updated Fiscal Plan

Introduction		5
Revenue		7
Change from Budget 2010		7
Annual trends in current forecast		7

Expense		13
Consolidated Revenue Fund spending		13
Contingencies		14
Operating transfers to service delivery agencies		14
Spending recovered from third parties		14
Service delivery agency spending		15
Government employment (FTEs)		15

Provincial capital spending		16

Provincial debt		17

Risks to the Fiscal Plan		18

Tables:
1.1	Fiscal Plan Update	5
1.2	Three-Year Fiscal Plan Update — Changes from Budget 2010	6
1.3	Revenue by Source	8
1.4	Expense by Ministry, Program and Agency	9
1.5	Personal Income Tax Revenue	10
1.6	Corporate Income Tax Revenue	10
1.7	Sales Taxes Revenue	11
1.8	Energy, Metals and Minerals — Price and Revenue Assumptions	12
1.9	Federal Government Contributions	13
1.10	Notional Allocations to Contingencies	14
1.11	Spending Recovered From Third Parties — Changes from Budget 2010	15
1.12	Capital Spending — Changes from Budget 2010	16
1.13	Debt Summary — Changes from Budget 2010	17

Part Two — Economic Review and Outlook

Summary		19

British Columbia Economic Activity and Outlook		20
The Labour Market		20
Consumer Spending and Housing		21
Business and Government		23
External Trade and Commodity Markets		23
Demographics		25
Inflation		25

First Quarterly Report 2010/11

Table of Contents

Risks to the Economic Outlook		25
External outlook		26
United States		26
Canada		28
Financial markets		30
Exchange Rate		32

Tables:
2.1	British Columbia Economic Indicators	20
2.2	US real GDP forecast: Consensus vs Ministry of Finance	28
2.3	Canadian real GDP forecast: Consensus vs Ministry of Finance	30
2.4	Private Sector Canadian Three Month Treasury Bill Interest Rate Forecasts	31
2.5	Private Sector Canadian 10-year Government Bond Interest Rate Forecasts	31
2.6	Private Sector Exchange Rate Forecasts	32
2.7.1	Gross Domestic Product: British Columbia	33
2.7.2	Components of Nominal Income and Expenditure	34
2.7.3	Labour Market Indicators	34
2.7.4	Major Economic Assumptions	35

Part Three — First Quarterly Report

Tables:
3.1	2010/11 Operating Statement	37
3.2	2010/11 Revenue by Source	38
3.3	2010/11 Expense by Ministry, Program and Agency	39
3.4	2010/11 Expense by Function	40
3.5	2010/11 Capital Spending	41
3.6	2010/11 Provincial Debt	42
3.7	2010/11 Statement of Financial Position	43

Appendix

Tables:
A1	Operating Statement — 2006/07 to 2012/13	45
A2	Revenue by Source — 2006/07 to 2012/13	46
A3	Expense by Function — 2006/07 to 2012/13	47
A4	Service Delivery Agency Operating Results — 2006/07 to 2012/13	48
A5	Material Assumptions — Revenue	50
A6	Natural Gas Price Forecasts — 2010/11 to 2012/13	55
A7	Material Assumptions — Expense	56
A8	Full -Time Equivalents (FTEs) — 2006/07 to 2012/13	58
A9	Capital Spending — 2006/07 to 2012/13	59
A10	Capital Expenditure Projects Greater Than $50 million	60
A11	Statement of Financial Position — 2006/07 to 2012/13	62
A12	Provincial Debt Summary — 2006/07 to 2012/13	64
A13	Key Provincial Debt Indicators — 2006/07 to 2012/13	65

First Quarterly Report 2010/11

SUMMARY

2010/11 First Quarterly Report	September 14, 2010

Updated Five Year Fiscal Plan

($ millions)	2009/10	2010/11	2011/12	2012/13	2013/14
Budget 2010 Five Year Fiscal Plan	(2,775)	(1,715)	(945)	(145)	410
Revenue changes	471	812	773	571	798
Expense changes	400	(477)	12	144	32
Forecast allowance changes	125	—	—	—	—
Impact of allocating available revenue	—	—	(650)	(700)	(750)
Updated Five Year Fiscal Plan	(1,779)	(1,380)	(810)	(130)	490

Taxpayer-supported capital spending and debt:
Capital spending	3,754	5,603	3,612	2,957	3,187
Debt	30,021	33,669	37,267	38,729	40,040
Debt to GDP ratio	15.9%	17.0%	18.1%	17.9%	17.6%

Economic growth:
Real GDP	-2.3%	3.1%	2.2%	2.8%	2.8%

Fiscal position improves

•      The province’s outlook over the remaining four years of the plan to balance the budget by 2013/14 has improved by $2.7 billion since Budget 2010. The improvement is primarily due to higher than expected corporate income tax revenue.

Fiscal plan improves by $2.7 billion

($ millions)

•                  Government has decided to make available a significant portion of this improvement for allocation to revenue and/or spending initiatives in 2011/12, 2012/13 and 2013/14.

•                  While the fiscal plan update reports revenue improvements in all years, the additional revenue in 2010/11 will be reserved by government to cover spending pressures and reduce the projected deficit by $335 million.

•                  In addition to setting aside available revenue, government has been able to reduce the projected deficits in 2011/12 and 2012/13 by $135 million and $15 million, respectively, and increase the projected surplus in 2013/14 by $80 million.

•                  Annual revenue growth is expected to average 4.8 per cent over the three-year fiscal plan reflecting average annual nominal GDP growth of 4.7 per cent; recovery in the natural resource sector mainly due to rising commodity prices; and updated projections provided by Crown corporations and agencies.

•                  Spending changes primarily result from additional forest firefighting costs in 2010/11 and adjustments to projected spending funded by third party recoveries in all three years. As well, the fiscal plan has benefited from lower than expected debt servicing costs.

•                  Government expects to maintain its five-year plan profile and has retained the forecast allowance at Budget 2010 levels to ensure a balanced budget is achieved by 2013/14.

•                  Overall, taxpayer-supported capital spending is virtually unchanged since Budget 2010; however, the updated forecast reflects approval for full day kindergarten and revised costs for the Children’s and Women’s Hospital project.

•                  Taxpayer-supported debt levels are down by $79 million in 2010/11 compared to Budget 2010, but higher by $547 million in 2011/12, $400 million in 2012/13 and $422 million in 2013/14. The increases are due to the impact of a higher than expected taxpayer-supported debt balance at the end of 2009/10, partially offset by higher cash flows from tax revenue.

First Quarterly Report 2010/11

Summary

•                  The increases in taxpayer-supported debt levels impact the associated debt to GDP ratios; however the changes are minimal (see chart). The debt balances and ratios include the impact of fully allocating the available revenue in 2011/12, 2012/14, and 2013/14.

Debt remains affordable

•                  Despite the improved fiscal outlook, there are a number of risks and pressures to the fiscal plan, including the impact of changes in economic growth, the potential for abrupt changes in energy and commodity prices, and higher than expected demand for government services. Therefore, government has kept the forecast allowances in the updated five-year plan at the same levels as in Budget 2010.

Economic forecast remains prudent

•                  The Ministry of Finance forecasts BC’s real GDP to grow by 3.1 per cent in 2010 and by 2.2 per cent in 2011, following the contraction of 2.3 per cent in 2009.

•                  BC’s economy is expected to grow by 2.8 per cent per year in the medium-term, closer to historical levels. This is mainly due to the anticipated recovery of US demand (particularly in the US housing market),

Ministry forecast prudent relative to private sector

Source: BC Ministry of Finance and various private sector financial institutions growth in domestic demand and a steady rise in commodity prices.

•                  The projected real GDP growth for 2010 is an improvement over the forecast in Budget 2010, reflecting better than expected performance in some economic indicators through the first half of the year.

•                  The Ministry’s forecast is more prudent than an average of six private sector forecasts by 0.5 percentage points in 2010 and 0.8 percentage points in 2011 in recognition of the significant downside risks to the forecast due to the potential for greater economic weakness in the US than assumed.

•                  Specific areas of risk include:

•      a possible “double-dip” return to recession in the US;

•      the sovereign debt crisis in some European countries threatening the stability of global financial markets;

•      slower than anticipated global demand resulting in weaker demand for BC’s exports;

•      greater than anticipated moderation in the Canadian housing market;

•      further appreciation of the Canadian dollar; and

•      sudden weakening of the US dollar resulting in significant disruptions to global financial and commodity markets.

Budget Consultation

•                  Government will be addressing new and existing priorities as it enters into the budget development process. A committee of the Legislative Assembly will be seeking public input as part of this process, and will be holding public meetings in selected communities throughout BC beginning in late September through to October.

•                  The available revenues outlined in the updated five year fiscal plan table provide choices for British Columbians. These include additional tax reductions, spending on social programs and debt reduction. However, commitments to these areas must be affordable today as well as being sustainable in the years ahead. The legislative committee will issue a report on its findings to the Legislature no later than November 15, 2010.

First Quarterly Report 2010/11

PART ONE — UPDATED FISCAL PLAN

2010/11 First Quarterly Report	September 14, 2010

Table 1.1 Fiscal Plan Update

		2010/11
	2009/10		Updated	Updated Plan
($ millions)	Actual	Budget	Forecast	2011/12	2012/13
Revenue	37,521	39,190	39,965	41,596	43,236
Expense	(39,300)	(40,605)	(41,045)	(41,456)	(42,266)
Surplus (deficit) before forecast allowance	(1,779)	(1,415)	(1,080)	140	970
Forecast allowance	—	(300)	(300)	(300)	(400)
Fiscal plan before allocation of available revenue	(1,779)	(1,715)	(1,380)	(160)	570
Impact of allocating available revenue	—	—	—	(650)	(700)
Surplus/(Deficit)	(1,779)	(1,715)	(1,380)	(810)	(130)
Capital spending:
Taxpayer-supported capital spending	3,754	5,414	5,603	3,612	2,957
Provincial Debt:
Taxpayer-supported debt	30,021	33,748	33,669	37,267	38,729
Taxpayer-supported debt-to-GDP ratio	15.9%	17.2%	17.0%	18.1%	17.9%

Introduction

The province’s fiscal outlook has improved by $1.8 billion over the three-year fiscal plan period (2010/11 to 2012/13) since Budget 2010. Government has decided to make available a significant portion of this improvement for allocation to revenue or spending initiatives in 2011/12 and 2012/13. Over the coming months, the allocation of available revenue will be determined by government in conjunction with the budget consultation process, culminating in Budget 2011.

While the fiscal plan update reports revenue improvements in all three years, the additional revenue in 2010/11 will be reserved by government to cover spending pressures and reduce the projected deficit by $335 million. As well, in addition to setting aside available revenue in 2011/12 and 2012/13, government has been able to reduce the projected deficits in those years by $135 million and $15 million, respectively.

Compared to the Budget 2010 fiscal plan:

•                  Total revenues are up $2.2 billion over the three-year fiscal plan period, mainly due to higher corporate income tax revenue.

•                  Total government spending is $321 million higher over the fiscal plan period, mainly due to forest firefighting costs incurred in 2010/11 and additional spending related to federally funded programs.

•                  At $12.2 billion over the three years, taxpayer-supported capital spending is $76 million higher than in the Budget 2010 plan, reflecting spending approval for full day kindergarten and revised costs for the Children’s and Women’s Hospital project.

First Quarterly Report 2010/11

Updated Fiscal Plan

Table 1.2            Three-Year Fiscal Plan Update — Changes from Budget 2010

($ millions)	2010/11	2011/12	2012/13
Budget 2010 Fiscal Plan (March 2, 2010)	(1,715)	(945)	(145)
Revenue changes:
Personal income tax — mainly weak 2009 tax assessments	(120)	(71)	(76)
Corporate income tax — mainly strong 2009 tax assessments	674	523	733
Harmonized sales tax — updated base and economic forecast	35	25	17
Property transfer tax — lower housing starts	—	(65)	(103)
Other tax sources — mainly tobacco and fuel	91	36	45
Forests — mainly improved volumes, offset by lower stumpage rates and border tax collections	(29)	13	38
Natural gas royalties — reduced price outlook	(166)	(208)	(174)
Crown land tenures — reflects one-year extension to deferral of cash receipts	(58)	(38)	(63)
Coal, metals and minerals — mainly improved coal prices	92	176	217
Other energy and natural resources — mainly lower electricity prices (Mid Columbia), offset by improved water rentals	(43)	(25)	1
Fees, licenses, investment earnings and miscellaneous sources	170	363	(98)
Health and social transfers — offset to tax improvement and assumes no change from current methodology of transfer allocation	(38)	76	87
Disaster Financial Assistance, Labour Market Development and Strategic Training	152	4	—
Other federal government transfers — mainly improved SUCH sector forecast	69	64	41
Commercial Crown agencies operating results:
Liquor Distribution Branch — mainly consumer shift to purchasing lower priced products	(11)	(28)	(37)
BC Lotteries — mainly impact of lower consumer discretionary spending	(35)	(71)	(77)
ICBC — mainly lower claims costs, partially offset by lower investment income	36	(7)	—
Other commercial Crown agencies changes	(7)	6	20
Total revenue changes(1)	812	773	571
Less : expense increases (decreases):
Consolidated Revenue Fund changes:
Firefighting costs	220	—	—
Transfer of BC Rail shares to BC Transportation Financing Authority	110	—	—
Management of public debt (net) — mainly lower interest rates	(2)	(39)	(42)
Spending funded by third party recoveries (see Table 1.11)	192	27	(108)
Increase in transfers to service delivery agencies	(128)	(50)	(62)
Changes in spending profile of service delivery agencies:
School districts	—	6	8
Post secondary institutions — spending related to federal research grants	98	96	100
Health authorities and hospital societies — lower staffing and operating cost projections, offset in 2010/11 by an increase in physician services	23	(41)	(41)
Other service delivery agencies	(36)	(11)	1
Total expense increases (decreases)(1)	477	(12)	(144)
Updated Fiscal Plan before allocation of available revenue	(1,380)	(160)	570
Impact of allocating available revenue	—	(650)	(700)
Updated Fiscal Plan	(1,380)	(810)	(130)

(1)          Revenue and expense changes are shown net of the impact of a correction to the accounting treatment of third party recoveries related to the Evergreen Line in the amounts of $37 million in 2010/11, $134 million in 2011/12 and $135 million in 2012/13. In Budget 2010 these recoveries were allocated to revenue and expense, whereas the appropriate accounting treatment is to capitalize these amounts.

•                  Taxpayer-supported debt is projected to decrease by $79 million in 2010/11 compared to the Budget 2010 projections, but increase by $547 million in 2011/12 and $400 million in 2012/13. The increases are due to the impact of a higher than expected taxpayer-supported debt balance at the end of 2009/10, partially offset by higher cash flows from tax revenue.

First Quarterly Report 2010/11

Updated Fiscal Plan

•                  The increases in taxpayer-supported debt balances impact the associated debt to GDP ratios; however the changes are minimal, with the 2010/11 ratio reduced by 0.2 per cent to 17.0 per cent, the 2011/12 ratio increased by 0.2 per cent to 18.1 per cent, and the 2012/13 ratio increased by 0.1 per cent to 17.9 per cent. The debt balances and ratios include the impact of fully allocating the available revenue in 2011/12 and 2012/13.

Despite the improved fiscal outlook, there are a number of risks and pressures to the fiscal plan, including the impact of slower than expected economic growth in our trading partners, continuing instability in financial markets, the potential for abrupt changes in energy or commodity prices, and higher than assumed demand for government services. Therefore, government has kept the forecast allowances in the updated fiscal plan at the same levels as in Budget 2010.

The main changes to the fiscal plan are discussed in Part 1, with detailed tables and assumptions in the Appendix. Economic changes are outlined in Part 2 while financial results for the April to June quarter can be found in Part 3.

Revenue

Change from Budget 2010

The improvement in government revenue projections compared to Budget 2010 reflects:

•                  strong preliminary 2009 corporate income tax assessments;

•                  higher federal government contributions including disaster financial assistance related to the 2009 firefighting costs and recoveries for strategic training and labour market development program spending in 2010/11; and

•                  an improved outlook for coal prices.

These improvements are partially offset by lower revenue from:

•                  personal income tax mainly due to weak 2009 assessment results;

•                  property transfer tax due to a reduced forecast for BC housing starts;

•                  natural gas royalties and Columbia River Treaty electricity sales due to lower energy prices; and

•                  lower net income from the Liquor Distribution Branch and BC Lottery Corporation due to a shift in consumer spending.

The revised revenue forecast for 2011/12 also includes the anticipated property sale of Little Mountain with proceeds to be reinvested into the creation of more than one thousand new supportive housing units.

Annual trends in current forecast

Annual revenue growth is expected to average 4.8 per cent over the three-year fiscal plan reflecting average annual nominal GDP growth of 4.7 per cent; recovery in the natural resource sector mainly due to rising commodity prices; and updated projections provided by Crown corporations and agencies.

First Quarterly Report 2010/11

Updated Fiscal Plan

Table 1.3 Revenue by Source

		2010/11		Updated	Updated
	Actual		Updated	Plan	Plan
($ millions)	2009/10	Budget	Forecast	2011/12	2012/13
Taxation revenue
Personal income	5,529	5,861	5,741	6,053	6,469
Corporate income	1,317	847	1,521	1,625	2,076
Harmonized sales	—	3,784	3,819	5,401	5,745
Other sales (1)	4,765	1,399	1,399	201	173
Fuel	884	877	890	897	907
Carbon	542	727	730	933	1,141
Tobacco	682	686	747	686	686
Property	1,884	1,906	1,916	1,917	2,007
Property transfer	887	900	900	980	1,027
Other (2)	612	435	439	413	424
	17,102	17,422	18,102	19,106	20,655
Natural resource revenue
Natural gas royalties	406	698	532	794	1,075
Forests	387	491	462	610	641
Other resource (3)	1,853	2,019	2,010	2,197	2,257
	2,646	3,208	3,004	3,601	3,973
Other revenue
Medical Services Plan premiums	1,666	1,741	1,755	1,900	2,035
Other fees (4)	2,453	2,615	2,686	2,613	2,650
Investment earnings	963	921	939	1,078	1,213
Miscellaneous (5)	2,754	2,597	2,627	2,889	2,601
	7,836	7,874	8,007	8,480	8,499
Contributions from the federal government
Health and social transfers	4,883	5,165	5,127	5,368	5,667
Harmonized sales tax transition payments	250	769	769	580	—
Other federal contributions (6)	1,784	1,751	1,972	1,479	1,440
	6,917	7,685	7,868	7,427	7,107
Commercial Crown corporation net income
BC Hydro (7)	447	617	604	669	655
Liquor Distribution Branch	877	974	963	985	1,002
BC Lotteries (net of payments to federal government)	1,070	1,106	1,071	1,082	1,118
ICBC (8)	601	303	339	238	212
Transportation Investment Corporation (Port Mann)	(4)	(19)	(14)	(14)	(8)
Other	29	20	21	22	23
	3,020	3,001	2,984	2,982	3,002
Total revenue	37,521	39,190	39,965	41,596	43,236

(1)          Includes social service tax and continuation of the tax on designated property now at 12%. More details are available in Table A5.

(2)          Corporation capital, insurance premium and hotel room taxes.

(3)          Columbia River Treaty, other energy and minerals, water rental and other resources.

(4)          Post-secondary, healthcare-related, motor vehicle, and other fees.

(5)          Includes asset dispositions, reimbursements for healthcare and other services provided to external agencies, and other recoveries.

(6)          Includes contributions for health, education, community development, housing and social service programs, and transportation projects.

(7)          In July 2010 BC Hydro was re-amalgamated with BC Transmission Corporation. Amounts for 2010/11 have been restated to reflect this change.

(8)          The amount for 2009/10 represents ICBC’s earnings during government’s fiscal year. On ICBC’s fiscal year basis (December), the actual amount for 2009 was $563 million.

First Quarterly Report 2010/11

Updated Fiscal Plan

Table 1.4 Expense by Ministry, Program and Agency

		2010/11		Updated	Updated
	Actual		Updated	Plan	Plan
($ millions)	2009/10 (1)	Budget (1)	Forecast	2011/12	2012/13
Office of the Premier	10	10	10	9	9
Aboriginal Relations and Reconciliation	66	40	40	38	37
Advanced Education and Labour Market Development	2,095	2,114	2,114	2,115	2,121
Agriculture and Lands	97	82	82	80	80
Attorney General	540	468	468	458	458
Children and Family Development	1,306	1,334	1,334	1,334	1,334
Citizens’ Services	510	613	613	598	598
Community and Rural Development	178	309	309	220	220
Education	5,012	5,165	5,165	5,243	5,265
Energy, Mines and Petroleum Resources	42	54	54	50	52
Environment	163	167	167	162	162
Finance	102	71	181	64	64
Forests and Range	1,014	641	861	595	606
Health Services	13,867	14,760	14,760	15,680	16,127
Healthy Living and Sport	43	51	51	51	51
Housing and Social Development	2,672	2,730	2,730	2,694	2,694
Labour	16	16	16	16	16
Public Safety and Solicitor General	596	602	602	602	603
Small Business, Technology and Economic Development	44	62	62	54	54
Tourism, Culture and the Arts	104	115	115	96	96
Transportation and Infrastructure	732	753	753	808	808
Total ministries and Office of the Premier	29,209	30,157	30,487	30,967	31,455
Management of public funds and debt	1,141	1,301	1,299	1,340	1,390
Contingencies	360	450	450	450	450
Funding for capital expenditures	866	1,751	1,751	1,162	789
Legislative and other appropriations	148	123	123	122	124
Consolidated revenue fund expense	31,724	33,782	34,110	34,041	34,208
Expenses recovered from external entities	2,748	2,741	2,896	2,497	2,570
Funding provided to service delivery agencies	(19,240)	(20,704)	(20,832)	(20,555)	(20,399)
Ministry and special office direct program spending	15,232	15,819	16,174	15,983	16,379
Service delivery agency expense:
School districts	5,379	5,440	5,440	5,515	5,535
Post-secondary institutions	4,628	4,727	4,825	4,885	4,945
Health authorities and hospital societies	10,761	11,141	11,164	11,701	11,954
Other service delivery agencies	3,300	3,478	3,442	3,372	3,453
Total service delivery agency expense	24,068	24,786	24,871	25,473	25,887
Total expense	39,300	40,605	41,045	41,456	42,266

(1) Restated to reflect government’s current organization and/or accounting policies.

First Quarterly Report 2010/11

Updated Fiscal Plan

Detailed revenue projections are disclosed in Table 1.3 and Appendix Table A2, and key assumptions and sensitivities relating to revenue are provided in Appendix Table A5. Details of the major revenue sources are shown in the tables below.

•                  After adjusting for tax measures and prior year impacts in 2010/11, the personal income tax base revenue is forecast to average 5.4 per cent growth over the next three years consistent with personal and labour income growth assumptions.

Table 1.5 Personal Income Tax Revenue

($ millions)	2010/11	2011/12	2012/13
First Quarterly Report forecast	5,741	6,053	6,469
Previously announced measures:
– Basic personal amount tax credit increased to $11,000	174	183	193
– Elimination of sales tax & introduction of BC HST tax credit	157	227	227
– Federal government	7	8	9
– Dividend tax credits	(32)	(33)	(35)
– Other measures	1	(3)	(11)
Prior-year adjustment	52	—	—
Base personal income tax revenue	6,100	6,435	6,852
Annual growth	3.8%	5.5%	6.5%
Personal income growth (calendar year)	2.7%	3.6%	4.6%
Labour income growth (calendar year)	3.0%	4.0%	4.8%
Elasticity (1) (calendar year basis, policy neutral)	1.2	1.4	1.4

(1) Per cent growth in current year tax relative to per cent growth in personal income.

•                  Corporate income tax revenue is forecast to average 16.4 per cent annual growth over the three years 2010/11 to 2012/13 due to strong 2009 tax assessments; an updated federal government forecast of the national tax base; and rising prior-year settlements reflecting payment lags under the Tax Collection Agreement. The forecast continues to incorporate the impacts of the reduction in the general business tax rate to 10 per cent by January 2011and the elimination of the small business tax rate, effective April 1, 2012.

Table 1.6 Corporate Income Tax Revenue

($ millions)	2010/11	2011/12	2012/13
Advance instalments from the federal government:
– Payment share	11.8%	11.2%	13.4%
– Advances	1,476	1,502	1,767
International Business Activity Act refunds	(20)	(20)	(20)
Prior-year adjustment	65	143	329
Corporate income tax revenue	1,521	1,625	2,076

Annual per cent growth	15.5%	6.8%	27.8%

•                  Revenues from the harmonized sales tax (HST), social service tax and tax on private sales of vehicles are expected to grow in line with the updated forecasts of consumer expenditures, residential investment and overall economic growth. The two bases of consumer expenditures and residential investment are assumed to comprise about 84 per cent of the total BC portion of the HST base.

First Quarterly Report 2010/11

Updated Fiscal Plan

Table 1.7 Sales Taxes Revenue

($ millions)	2010/11	2011/12	2012/13
Harmonized Sales Tax (BC’s portion of HST)
Gross	4,969	6,946	7,355
Temporary restrictions of input tax credits	118	162	168
Rebates	(1,268)	(1,707)	(1,778)
BC’s portion of HST	3,819	5,401	5,745
Social service tax	1,274	30	—
Tax on private sales of vehicles	125	171	173

Annual per cent change (calendar year)	2010	2011	2012
Consumer expenditure	4.4%	4.6%	5.0%
Residential investment	14.6%	6.6%	4.9%
Retail sales	5.2%	4.1%	4.5%
Nominal GDP	5.0%	4.0%	5.1%

Harmonized sales tax revenue projections are net of rebates and credits on purchases of residential energy, motive fuel, and new housing; and net of rebates provided to municipalities, charities, non-profit organizations and the SUCH sectors.

Social service tax revenue is expected to be on budget at $1,274 million in 2010/11 and $30 million in 2011/12. Revenue from the tax on private sales of vehicles is also unchanged from budget.

•                  Property transfer tax revenue is expected to average 5.0 per cent annual growth over the fiscal plan, consistent with the revised outlook for BC housing starts.

Chart 1.1 Property transfer tax

•                  Natural gas royalties are expected to increase each year of the fiscal plan reflecting the updated price and production volume outlook. Based on the private sector average, prices are forecast to average 17 per cent annual growth and the production volumes are based on industry’s contractual commitments with pipeline companies who have sought approval from the National Energy Board to increase pipeline capacity. See Appendix Table A6 for more details regarding the revised natural gas price forecast.

First Quarterly Report 2010/11

Updated Fiscal Plan

•                  Revenue from sales of Crown land oil and natural gas tenures is expected to increase an average of 4 per cent over the three year plan mainly due to continued strong average bid prices per hectare reflecting industry’s continuing interest in investing and developing provincial resources. Consistent with the recommendation of the Office of the Auditor General, revenue recognition has changed from eight to nine-year deferral of cash receipts.

•                  Metal and mineral revenues are forecast to rise an average 17.5 per cent over the fiscal plan mainly due to strong coal contract prices and continuing tight world supply in the face of rising demand for metallurgical coal.

Table 1.8 Energy, Metals and Minerals — Price and Revenue Assumptions

	2010/11	2011/12	2012/13
Prices
Natural gas ($Cdn/gigajoule at plant inlet)	3.35	4.02	4.64
Bid price per hectare ($)	1,500	943	1,198
Coal ($US/tonne)	222	232	234
Copper ($US/lb, LME)	2.91	3.00	2.75
Electricity ($US/MwH, Mid-C)	39.59	44.78	48.31
Petroleum ($US/barrel, Cushing Ok)	79.24	84.33	87.71
Revenue ($ million)
Natural gas royalties	532	794	1,075
Sales of Crown land leases	935	969	981
Metals and minerals	389	493	507
Other	282	302	308
Total	2,138	2,558	2,871
Annual per cent change	14.8%	19.6%	12.2%

•                  Forest revenue is expected to grow 19 per cent, 32 per cent and 5 per cent in 2010/11, 2011/12 and 2012/13, respectively, as an expected recovery in lumber prices and the US housing market results in increasing Crown harvest and lumber exports. The relatively slower growth in 2012/13 reflects reduced border tax collections under the Softwood Lumber Agreement as the export tax rate is expected to fall from the current 15 per cent rate to 5 per cent by July 2012 due to rising lumber prices.

•                  Other revenue, comprised of revenue from fees and licences, investment earnings and other miscellaneous sources, is forecast to average 2.7 per cent annual growth, incorporating the updated real economic growth forecast for BC, a rising population trend, increasing cash balances and interest rates and updated projections provided by Crown corporations and agencies.

•                  Revenue from health and social transfers is expected to average 5.1 per cent annual growth reflecting national base growth, a rising BC population share and assuming no change to the current methodology of determining entitlement.

•                  HST transition payments of $769 million and $580 million in 2010/11 and 2011/12 are unchanged from budget and consistent with the Comprehensive Integrated Tax Coordination Agreement. Other federal contributions include funding in support of labour market development, immigration, local government grants and direct contributions to taxpayer supported Crown corporations and agencies. Table A5 provides more details of the various funding programs.

First Quarterly Report 2010/11

Updated Fiscal Plan

Table 1.9 Federal Government Contributions

($ millions)	2010/11	2011/12	2012/13
Canada Health Transfer (CHT)	3,574	3,777	4,023
Wait times	33	33	33
Health deferral	51	23	23
Canada Social Transfer (CST)	1,483	1,535	1,588
Prior-year adjustments	(14)	—	—
Total health and social transfers	5,127	5,368	5,667
Harmonized sales tax transition payments	769	580	—
Other contributions	1,972	1,479	1,440
Total federal government contributions	7,868	7,427	7,107

•                  Commercial Crown corporation net income is expected to be below budget by $17 million in 2010/11, $100 million in 2011/12 and $94 million in 2012/13. The forecast mainly reflects lower consumer discretionary spending for gaming (BCLC), and changing consumption patterns and a shift to purchasing lower priced liquor products (LDB). Lower net income in 2010/11 from these sources is partially offset by improvements in ICBC mainly due to lower claims costs.

Over the three-year plan, average annual net income growth is relatively flat as rising annual contributions from BC Hydro, LDB and BCLC are offset by reduced earnings from ICBC.

Expense

Total spending is projected to increase by $477 million in 2010/11, but decrease by $12 million in 2011/12 and $144 million in 2012/13 when compared to Budget 2010. The changes primarily result from additional forest firefighting costs in 2010/11 and adjustments to projected spending funded by third party recoveries in all three years. As well, the fiscal plan has benefited from lower than expected debt servicing costs, which partially offset the increased spending in 2010/11 and further improved the 2011/12 and 2012/13 bottom lines.

Consolidated Revenue Fund spending

The updated forecast for 2010/11 includes an increase of $220 million in spending by the Ministry of Forests and Range for forest firefighting costs. As of late August 2010, the province has experienced almost 1,600 fires that have damaged approximately 300,000 hectares.

The Ministry of Finance spending will be $110 million over budget in 2010/11 due to the transfer of BC Rail shares to the BC Transportation Financing Authority (BCTFA). This expense to the ministry is fully offset by an equity gain in BCTFA with no net impact on the fiscal plan.

Apart from these increases, ministry spending for 2010/11 through to 2012/13 is unchanged from Budget 2010.

Debt servicing costs are forecast to decrease by $2 million in 2010/11, $39 million in 2011/12 and $42 million in 2012/13, despite higher debt balances, as a result of lower interest rates and a shift in debt management strategy to take advantage of market conditions.

First Quarterly Report 2010/11

Updated Fiscal Plan

Contingencies

The notional allocations to the Contingencies vote are unchanged from Budget 2010, with three year funding totalling $160 million for the 2010 Sports and Arts Legacy and Climate Action and Clean Energy initiatives being managed from Contingencies as well as $10 million for cost uncertainties associated with the 2010 Olympic and Paralympic Winter Games.

Table 1.10 Notional Allocations to Contingencies

($ millions)	2010/11	2011/12	2012/13
2010 Sports and Arts Legacy	20	20	20
Climate Action and Clean Energy initiatives	20	40	40
2010 Olympics – contingency allocation	10	—	—
Subtotal notional allocations	50	60	60
Reserved for unforeseen pressures	400	390	390
Total contingencies	450	450	450

Government continues to face a variety of pressures over the three years of the plan which ministries and agencies will work to manage within existing budgets, with additional funding provided from the Contingencies vote as necessary. These pressures include:

•                  Teachers Pension Plan contribution adjustments based on recent actuarial valuations;

•                  funding to assist employers with the adoption of the Municipal Pension Plan based on government’s commitment to protect direct services to clients;

•                  higher than anticipated utilization of government services; and

•                  First Nations treaty negotiations coming to resolution.

Operating transfers to service delivery agencies

The increase in operating transfers to service delivery agencies in 2010/11 reflects the transfer of BC Rail shares to the BC Transportation Financing Authority. As well, subsequent to Budget 2010, funding discussions between ministries and the service delivery agencies that fall within their area of responsibility resulted in increases in operating funding transfers over the fiscal plan period (2010/11 to 2012/13).

Spending recovered from third parties

Spending funded by recoveries from third parties is projected to increase by $111 million over the fiscal plan period (2010/11 to 2012/13) compared to Budget 2010. The changes reflect:

•                  lower recoveries for fiscal agency loan and other interest costs ($90 million), mainly in 2012/13;

•                  increased healthcare related cost recoveries primarily for the Pan Canadian Surveillance Project ($53 million);

•                  higher spending on federally funded programs for strategic training and labour market development ($96 million), mainly in 2010/11; and

•                  a net increase in changes to other recoveries ($52 million).

The above spending changes are offset by an equal reduction in revenue, and as a result have no net impact on the fiscal plan.

First Quarterly Report 2010/11

Updated Fiscal Plan

Table 1.11 Spending Recovered From Third Parties (1) — Changes from Budget 2010

($ millions)	2010/11	2011/12	2012/13
Fiscal agency loan and other interest cost recoveries	(1)	17	(106)
Healthcare related cost recoveries	37	6	10
Federal funding for training and labour market development	94	1	1
Other recoveries	62	3	(13)
Total changes	192	27	(108)

(1)          Changes are shown net of the impact of a correction to the accounting treatment of recoveries related to the Evergreen Line in the amounts of $37 million in 2010/11, $134 million in 2011/12 and $135 million in 2012/13. In Budget 2010 these recoveries were allocated to revenue and expense, whereas the appropriate accounting treatment is to capitalize these amounts.

Service delivery agency spending

Service delivery agency spending is forecast to increase by $85 million in 2010/11, $50 million in 2011/12 and $68 million in 2012/13 compared to the projections in Budget 2010.

•                  School district spending is forecast to be relatively unchanged from Budget 2010 over the three-year period.

•                  Post secondary institution spending is projected to increase by $98 million in 2010/11, $96 million in 2011/12 and $100 million in 2012/13 primarily due to increased salary and other operating costs resulting from additional federal research funding.

•                  Health authority and hospital society spending is forecast to be up $23 million in 2010/11 but down $41 million in both 2011/12 and 2012/13. The 2010/11 increase is primarily due to a projected increase in the volume of physician services to be provided. The spending decreases in 2011/12 and 2012/13 reflect revised projections from health authorities for staffing and operating costs.

•                  Other service delivery agency spending is projected to decrease by $36 million and $11 million in 2010/11 and 2011/12, reflecting lower debt servicing costs due to lower interest rates and lower amortization expense due to changes in capital project spending and completion timelines. Spending in 2012/13 is virtually unchanged from the previous plan.

Detailed expense projections are disclosed in Table 1.4 and Appendix Table A4. Key spending assumptions and sensitivities are provided in Appendix Table A7.

Government employment (FTEs)

The projection of government employment for 2010/11 has been increased by 200 FTEs (i.e. full time equivalents) due to increased staffing requirements related to direct forest firefighting. The projections for 2011/12 and 2012/13 remain unchanged. Further details on FTEs are provided in Appendix Table A8.

First Quarterly Report 2010/11

Updated Fiscal Plan

Provincial capital spending

At $12.2 billion over the three years (2010/11 to 2012/13), taxpayer-supported capital spending is projected to be $76 million higher than in Budget 2010. As well, annual allocations have changed to meet revised capital project timelines.

Changes in annual taxpayer-supported spending is primarily due to carry-over of significant under spending in 2009/10, higher than expected spending on self-funded university projects and approval for full day kindergarten, partially offset by changes in project scheduling and revised costs for the Children’s and Women’s Hospital (see Table 1.12) .

Capital contingency amounts are retained as a prudent planning measure to cover risks from higher than expected costs of projects, and will also be used to fund emerging priorities.

Table 1.12 Capital Spending — Changes from Budget 2010

($ millions)	2010/11	2011/12	2012/13
Budget 2010 capital spending	8,159	6,528	6,058
Taxpayer-supported changes:
Education — mainly reflects timing of capital spending and addition of full day kindergarten	16	52	73
Post-secondary education — mainly increased spending on self-funded projects and changes to project schedules	65	86	(19)
Health — mainly due to project scheduling changes and revised costs for the Children’s and Women’s Hospital	(23)	(103)	(103)
BCTFA — mainly timing of capital spending	100	44	(15)
Other changes	31	10	(13)
Capital contingencies — reflects allocation to government ministries and full day kindergarten projects	—	(86)	(39)
Total taxpayer-supported	189	3	(116)
Self-supported changes:
BC Hydro — mainly installation of Unit 5 and 6 generators in Mica Dam and implementation of the smart metering and smart grid programs	(14)	84	110
ICBC — mainly lower costs for critical business systems	(28)	9	(2)
Other	2	(9)	(3)
Total self-supported	(40)	84	105
Total changes	149	87	(11)
Updated capital spending	8,308	6,615	6,047

At $8.8 billion over the three year period, self-supported capital spending is projected to be $149 million higher than in Budget 2010. Changes in self-supported capital spending mainly reflect:

•                  installation of Units 5 and 6 generators in Mica Dam’s empty bays and implementation of BC Hydro’s smart metering and smart grid programs; and

•                  lower costs for renewal of ICBC’s insurance and claims systems.

Details on capital spending are shown in Table 3.5 and Appendix Table A9.

First Quarterly Report 2010/11

Updated Fiscal Plan

Provincial debt

Taxpayer-supported debt is projected to total $33.7 billion at March 31, 2011 (17.0 per cent of GDP), $37.3 billion at March 31, 2012 (18.1 per cent of GDP), and $38.7 billion at March 31, 2013 (17.9 per cent of GDP). Compared to Budget 2010, taxpayer-supported debt is expected to decrease by $79 million at March 31, 2011, increase by $547 million at March 31, 2012, and increase by $400 million at March 31, 2013. The changes reflect a higher debt balance at March 31, 2010 and the impact on allocating available revenue in 2011/12 and 2012/13 partially offset by improved cash flows from bonus bids, corporate income tax revenue and contributions from the federal government.

Self-supported debt is projected to total $13.7 billion at March 31, 2011 (a $59 million decrease from Budget 2010), $15.5 billion at March 31, 2012 (a $183 million increase from Budget 2010), and $17.4 billion at March 31, 2013 (a $311 million increase from Budget 2010). These amounts reflect the impact of increased capital spending projections for BC Hydro and lower projected borrowing requirements for the Transportation Investment Corporation.

Table 1.13 Debt Summary — Changes from Budget 2010

($ millions)	2010/11	2011/12	2012/13
Budget 2010 total debt	47,757	52,363	55,862
Taxpayer-supported debt changes:
Government operating:
2009/10 changes:
– impact of using available cash to reduce accounts payable	838	838	838
– lower cash revenue and higher special purpose investment balances	339	339	339
Impact of higher debt balance at March 31, 2010	1,177	1,177	1,177
2010/11 fiscal plan updates:
– Bonus bid proceeds	(302)	(388)	(568)
– Higher cash advances mainly from the federal government	(735)	(573)	(1,072)
– Other changes	(11)	(83)	(11)
– Impact of allocating available revenue	—	650	1,350
Total operating debt changes	129	783	876
Education facilities — mainly impact of capital spending changes and lower opening debt at March 31, 2010	(58)	8	88
Health facilities — mainly lower capital spending projections	(72)	(164)	(289)
Transportation — impact of increases to fuel tax revenue and federal contributions	(143)	(180)	(221)
Social housing — change in timing of not-for-profit projects	91	62	(37)
Other changes	(26)	38	(17)
Total taxpayer-supported	(79)	547	400
Self-supported debt changes:
BC Hydro — mainly impact of capital project timing and higher capital spending projections	(48)	182	330
BC Lottery — impact of lower debt balance at March 31, 2010	(66)	(58)	(60)
Transportation Investment Corporation — lower projected borrowing requirement	(13)	(8)	(26)
Post-secondary institutions’ subsidiaries — impact of higher debt balance at March 31, 2010	67	67	67
Other changes	1	—	—
Total self-supported	(59)	183	311
Total changes	(138)	730	711
Updated total debt	47,619	53,093	56,573

First Quarterly Report 2010/11

Updated Fiscal Plan

The debt forecast and related debt indicators reflect the impact on allocating available revenue and the updated borrowing requirements for capital spending.

Based on these assumptions, total provincial debt is projected at 24.0 per cent of GDP at the end of 2010/11, 25.8 per cent of GDP at the end of 2011/12, and 26.1 per cent at the end of 2012/13.

Details on the debt balances are disclosed in Appendix Table A12, with key provincial debt indicators shown in Appendix Table A13.

Risks to the Fiscal Plan

There are a number of risks and pressures to the fiscal plan, including slower than expected economic growth in our trading partners resulting in lower demand for BC’s exports, continuing instability in financial markets brought about by the European sovereign debt crisis and further weakening of the US dollar.

Revenues in British Columbia can also be volatile, largely due to the influence of the cyclical nature of the natural resource sector in the economy. Changes in energy or commodity prices, such as natural gas and lumber, may have a significant effect on revenue and the fiscal plan.

The spending forecast contained in the fiscal plan is based on ministry and service delivery agency spending plans and strategies. Potential changes in major assumptions and sensitivities with respect to these spending plans may impact the fiscal plan. These include:

•                  further increases to employer contributions to pension plans in the event an unfunded liability is determined;

•                  income assistance caseload decline, anticipated with a recovery in the economy, may occur at a slower than projected rate;

•                  natural disasters such as wildfires and floods, and other emergencies;

•                  higher-than-expected litigation volumes and/or size of claim amounts, and timing of settlements; and

•                  changes in assumed accounting policy.

As well, the fiscal plan provides no funding for wage increases in the public sector.

The fiscal plan includes contingencies of $450 million in each year of the fiscal plan period to help manage pressures and fund priority initiatives. In addition, government has included a forecast allowance of $300 million in each of 2010/11 and 2011/12, and $400 million in 2012/13 as an added measure of prudence.

A more detailed discussion of risks to the fiscal plan can be found in the Budget and Fiscal Plan 2010/11-2012/13, beginning on page 48.

First Quarterly Report 2010/11

PART TWO — ECONOMIC REVIEW AND OUTLOOK (1)

2010/11 First Quarterly Report	September 14, 2010

Summary

•                  The Ministry of Finance forecasts BC’s real GDP to grow by 3.1 per cent in 2010 and by 2.2 per cent in 2011, following a contraction of 2.3 per cent in 2009.

•                  BC’s economy is expected to grow by 2.8 per cent per year in the medium-term, closer to historical levels. This is mainly due to the anticipated recovery of US demand (particularly in the US housing market), growth in domestic demand and a steady rise in commodity prices.

Chat 2.1 Ministry forecast prudent relative to private sector

Source: BC Ministry of Finance and various private sector financial institutions

The Ministry’s outlook for BC’s real GDP growth in 2010 is 0.5 percentage points lower than the average of six private sector forecasters (a subset of the Economic Forecast Council). The Ministry’s forecast is more prudent in recognition of the significant downside risks to the 2010 forecast, due to the potential for greater economic weakness in the US than assumed.

The Ministry’s outlook for 2011 is lower than the private sector as well, with the Ministry projecting 2.2 per cent real GDP growth compared to the private sector’s 3.0 per cent. These 0.8 percentage points of prudence for expected 2011 growth are greater than the 0.5 percentage points for expected 2010 growth, since the risk of a stall in North American economic activity has shifted toward the latter half of 2010 and into 2011.

The prudence instilled relative to the private sector outlook is in recognition of the following substantial downside risks:

•                  a “double-dip” return to recession in the US (characterized by widespread deleveraging causing weaker investment, slower consumer spending and a delayed job market recovery);

•                  the sovereign debt crisis in some European countries threatening the stability of global financial markets;

•                  slower than anticipated global demand resulting in weaker demand for BC’s exports;

(1) Reflects information available as of August 31, 2010.

First Quarterly Report 2010/11

Economic Review and Outlook

•                  greater than anticipated moderation in the Canadian housing market;

•                  further appreciation of the Canadian dollar; and

•                  sudden weakening of the US dollar resulting in significant disruptions to global financial and commodity markets.

British Columbia Economic Activity and Outlook

Due to better than expected performance in some economic indicators through the first half of 2010, the Ministry’s forecast for BC’s real GDP growth in 2010 has increased to 3.1 per cent from the 2.2 per cent projected in Budget 2010.

Table 2.1 British Columbia Economic Indicators

			Year-to-Date
	Jan. to Mar. 2010	Apr. to June 2010	Jan. to June 2010
	change from	change from	change from
All data seasonally adjusted	Oct. to Dec. 2009	Jan. to Mar. 2010	Jan. to June 2009
	Per cent change
Employment	+0.8	+0.5	+1.7
Manufacturing shipments	+5.0	+1.3	+8.3
Exports	+7.9	+8.4	+10.5
Retail sales	+1.0	-0.4	+7.9
Housing starts	+29.7	-1.9	+111.3
Non-residential building permits	-16.7	+29.9	-16.9

Indicators of economic performance through the early months of 2010 confirm that BC’s economy is gradually recovering after a period of very weak activity that occurred from late 2008 to mid-2009. Most major indicators, such as employment, retail sales and exports, have remained fairly stable or made positive gains in recent months.

The Labour Market

Employment in BC has recovered well in early 2010, following an annual loss of 54,900 jobs (or 2.4 per cent) in 2009 from the previous year. Year-to-date to July 2010, employment has risen by 1.9 per cent (or 41,900 jobs) compared to the same period last year. This rate of job growth ranks BC third among Canadian provinces, behind only Newfoundland and PEI. The provincial unemployment rate averaged 7.7 per cent through the first seven months of 2010, a small increase of 0.3 percentage points from the same period in 2009.

Of the 41,900 jobs created to date in 2010, 28,200 were full-time and 13,700 were part-time. Major year-to-date employment gains in 2010 were observed in public administration (+10.1 per cent), educational services (+6.0 per cent), and finance, insurance, real estate and leasing (+4.2 per cent). These gains helped to offset year-to-date job losses in other industries, such as information, culture and recreation (-4.9 per cent), management, administration and other support services (-3.9 per cent) and manufacturing (-2.5 per cent).

Most recently, BC saw a strong monthly gain of 16,300 jobs (or 0.7 per cent) in July 2010, by far the largest number of jobs gained among provinces. However, a large gain of 25,800 part-time jobs in July offset a loss of 9,500 full-time jobs. At the same time, the monthly unemployment rate ticked down 0.3 percentage points to 7.5 per cent from June.

First Quarterly Report 2010/11

Economic Review and Outlook

Chart 2.2 BC employment recovering

Source: Statistics Canada

Outlook

The Ministry forecasts employment in BC to increase by 1.9 per cent in 2010, or approximately 43,000 jobs. Employment growth is projected to continue in 2011, with an expected increase of 1.4 per cent, or 32,000 jobs. In the medium-term, employment is forecast to rise by about 1.8 per cent each year. BC’s labour force is expected to increase by 2.0 per cent in 2010, resulting in the annual unemployment rate holding steady at 7.6 per cent on the year. The unemployment rate is forecast to fall after 2010, reaching 7.5 per cent in 2011 and then averaging about 6.9 per cent per year over the medium-term.

Consumer Spending and Housing

Retail sales in BC have recovered well in recent months, as confidence among consumers and businesses has seen gradual improvement since mid-2009. Year-to-date to June 2010, retail sales have improved by 7.9 per cent compared to the same period in 2009, with major gains in new and used vehicle sales, in sales at health and personal care stores, and in sales at gas stations and home furnishing stores.

Chart 2.3 BC retail activity recovers from 2008 lows

Source: Statistics Canada

First Quarterly Report 2010/11

Economic Review and Outlook

Housing starts in BC have also increased since plummeting during the economic downturn in late 2008 and early 2009. Year-to-date to July 2010, housing starts averaged 26,700 annualized units, an increase of 106.2 per cent from the previous year, with strong gains observed in starts of both single and multiple units. However, although housing starts in BC have improved in recent months, they remain below historical levels.

Chart 2.4 BC housing starts still struggling

Source: Canada Mortgage and Housing Corporation

Existing home sales in BC underwent a remarkable rally through 2009, with seasonally adjusted MLS home sales climbing 133.4 per cent between January and December of that year. However, the strength in home sales has faltered through the first seven months of 2010, as monthly sales fell from 8,300 units in January to 4,900 units in July (-41.4 per cent). Despite falling sales, the average home price in BC has held fairly steady in 2010, beginning the year at $495,100 in January and rising slightly to $508,600 in July. Private sector analysts expect the pace of BC’s home sales to continue to slow in 2010 as many homebuyers have already purchased houses in advance of rising interest rates and the implementation of the HST in July.

Outlook

The Ministry forecasts real consumption of goods and services to increase by 2.8 per cent in 2010, following a contraction of 1.6 per cent in 2009. Real consumer spending is projected to grow by 2.6 per cent in 2011, and then average 3.0 per cent growth annually in the medium-term.

Following last year’s sharp decline in retail sales, a gain of 5.2 per cent is forecast for 2010. Retail sales are forecast to subsequently grow by 4.1 per cent in 2011 and by about 4.6 per cent each year from 2012 to 2014.

While BC’s housing sector is expected to gradually recover from the crash it experienced in late 2008 and early 2009, housing starts are expected to remain much lower than the high levels observed during the housing boom of recent years. The Ministry forecasts housing starts to total approximately 23,600 units in 2010 — an increase of 7,500 units from the 16,100 starts observed in 2009. Starts are projected to reach 23,900 units in 2011 and to average about 26,400 units per year from 2012 to 2014.

First Quarterly Report 2010/11

Economic Review and Outlook

Business and Government

In the wake of the global financial crisis, real business investment in BC is estimated to have fallen by 8.0 per cent in 2009 compared to 2008, with declines in all major categories, including residential construction, non-residential construction, and machinery and equipment. Business activity has offered mixed signals so far in 2010, with bankruptcies declining 43.1 per cent year-to-date to June and incorporations growing by 21.2 per cent year-to-date to July. However, non-residential building permits in BC fell 16.9 per cent year-to-date to June 2010.

Outlook

Real business investment (including residential) is forecast to rise by 6.7 per cent in 2010, as BC businesses recover from the economic decline that occurred in 2009. Healthy investment gains in residential construction are expected this year, complemented by small increases in investments in non-residential construction and in machinery and equipment. Growth in total business investment of 4.3 per cent is anticipated in 2011, and of about 4.6 per cent annually in the medium-term.

Due to the improved economic outlook through 2010, the Ministry projects corporate pre-tax profits to rise by 19.6 per cent on the year. This follows a sizeable decline of an estimated 30.5 per cent in 2009. Growth in corporate profits is expected to be 9.3 per cent in 2011 and around 7.7 per cent per year in the medium-term. Despite the notable recovery in growth rate terms, the level of corporate profits is not expected to return to pre-recession levels until 2012.

Combined real spending by the three levels of government (federal, provincial and municipal) on goods and services is expected to increase by 2.9 per cent in 2010. Government spending is then projected to grow by 0.8 per cent in 2011 and to average 0.6 per cent per year in the medium-term.

External Trade and Commodity Markets

The value of BC’s merchandise exports has improved significantly in 2010, following a large 24.3 per cent annual drop in 2009. Year-to-date to June 2010, the value of exports has climbed by 10.5 per cent compared to the same period last year. This recovery was fuelled by increases in exports of industrial and consumer goods (+19.1 per cent), forest products (+18.4 per cent) and energy products (+10.0 per cent). Shipments of manufactured goods from BC have also increased year-to-date to June 2010, climbing 8.3 per cent relative to the first six months of 2009. Notable gains were observed in shipments of primary metals (+22.1 per cent), wood products (+21.3 per cent) and paper (+15.5 per cent).

Global commodity markets have experienced substantial volatility since mid-2008, with values of most commodities plunging in the latter months of 2008 and remaining low well into 2009. Lumber prices have recovered somewhat in 2010, with monthly Western spruce-pine-fir (SPF) 2x4 prices beginning the year at $230 US/000 board feet in January and moving above $300 US/000 board feet in April (as a supply shortage led to a temporary jump in prices early in the year). However, prices fell quickly in subsequent months, reaching as low as $205 US/000 board feet in June. Year-to-date to August 2010, lumber prices averaged $253 US/000 board feet, representing an increase of 47.2 per cent over the first eight months of 2009.

First Quarterly Report 2010/11

Economic Review and Outlook

Chart 2.5 Exports post nine consecutive monthly increases

Source: BC Stats

Despite some small fluctuations, the price of natural gas has remained at a relatively low level for the first seven months of 2010. Plant Inlet prices averaged $3.22 C/GJ year-to-date to July, a slight increase from the $3.13 C/GJ observed during the same period in 2009.

Oil prices recovered strongly through 2010, following a period of very low prices observed in late 2008 and early 2009. The West Texas Intermediate daily oil price averaged $78.02 US/barrel during the first seven months of 2010, representing a hefty 46.1 per cent increase from the $53.41 US/barrel recorded during the same period in 2009.

Metal and mineral prices have seen a robust recovery since the low levels observed in 2009. Year-to-date to July 2010, prices for most minerals were much higher than they were during the first seven months of 2009. Substantial price increases have occurred in copper (+67.2 per cent), molybdenum (+64.6 per cent), zinc (+55.7 per cent), aluminum (+44.7 per cent), lead (+49.0 per cent), silver (+33.9 per cent) and gold (+26.2 per cent). The price of magnesium, however, fell 9.8 per cent during this period.

Outlook

Real exports of goods and services are forecast to grow by 4.4 per cent in 2010, following an annual loss of 4.0 per cent in 2009. Positive real export growth is forecast to continue in 2011, reaching 1.8 per cent on the year. In the medium-term, average annual growth of about 3.6 per cent is anticipated for real exports.

Due to continued weakness in the US housing market, Western SPF lumber prices are projected to remain fairly low through the 2010/11 fiscal year, averaging $228 US/000 board feet on the year. As the US housing market is expected to slowly recover over the next few years, prices are forecast to average $250 US/000 board feet in fiscal year 2011/12 and $298 US for the 2012/13 to 2014/15 period.

Based on private sector forecasts, the price of natural gas price is projected to strengthen over the forecast period. Between fiscal years 2010/11 and 2014/15, the annual Plant Inlet price is expected to rise from $3.35 C/GJ to $5.80 C/GJ.

First Quarterly Report 2010/11

Economic Review and Outlook

Demographics

BC’s population grew 1.6 per cent in the January to March quarter of 2010 compared to the same period of 2009. During this quarter, BC saw a net inflow of 14,000 people, with 1,600 people from other provinces and 12,300 people from other countries.

Outlook

The forecast calls for BC’s population to increase by 1.6 per cent in 2010, to reach a total of 4.53 million people, and by a further 1.5 per cent in 2011, to reach 4.60 million.

Net migration is forecast to slow next year, falling from 58,400 persons in 2010 to 55,300 persons in 2011. This slowdown is due to the expectation that Alberta’s unemployment rate (forecast to be 6.4 per cent in 2011) will fall faster than BC’s (7.5 per cent in 2011), causing more workers to remain in (or move to) Alberta from other provinces and countries than will likely move to BC. This trend is expected to continue in 2012, as growth in BC’s net migration will slow further to 52,600 persons on the year. However, net migration is expected to rise in 2013 to 54,100 persons, and again in 2014, to 55,200 persons.

Inflation

Consumer price inflation in BC grew 0.9 per cent year-to-date to July 2010, as increases in the prices of non-durables and services offset price deflation in durable and semi-durable goods. Prices for durables fell despite rising automobile prices, while increasing fuel prices provided upward pressure on non-durables. At the same time, prices for food purchased in restaurants rose by 2.4 per cent. Recent CPI data from July 2010 reported prices advancing by 2.0 per cent relative to July 2009.

Outlook

Consumer price inflation in BC is forecast to be 1.7 per cent in 2010, as improved consumer spending through the year is expected to put upward pressure on some prices. CPI inflation is forecast at 1.9 per cent in 2011 and 2.1 per cent per year in the medium-term. The Canadian rate of inflation is assumed to be 1.9 per cent in 2010 and 2.2 per cent in 2011. Over the medium-term, national CPI inflation is expected to be 2.0 per cent, in line with the Bank of Canada’s inflation target.

The harmonized sales tax, which took effect on July 1, 2010, is expected to cause a slight increase in the inflation rate in the second half of 2010 and the first half of 2011.

Risks to the Economic Outlook

The Ministry’s forecast is more prudent than the private sector outlook, in recognition of the following substantial downside risks:

•                  a “double-dip” return to recession in the US (characterized by widespread deleveraging causing weaker investment, slower consumer spending and a delayed job market recovery);

•                  the sovereign debt crisis in some European countries threatening the stability of global financial markets;

•                  slower than anticipated global demand resulting in weaker demand for BC’s exports;

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•                  greater than anticipated moderation in he Canadian housing market;

•                  further appreciation of he Canadian dollar; and

•                  sudden weakening of he US dollar resulting in significant disruptions to global financial and commodity markets.

External outlook

United States

Following four consecutive quarter-over-quarter declines ending in mid-2009, US real GDP has seen four consecutive quarters of growth going into the latter half of 2010. This return to growth was driven mainly by improvements in consumption and investment (that were buoyed by unprecedented amounts of fiscal and monetary stimulus) offsetting declines in net exports, as well as a strong boost from inventories. However, the pace of US real GDP growth has softened through the first two quarters of 2010, and expanded at just a 1.6 per cent annualized rate in the April to June quarter.

Chart 2.6 Slowing pace of US real GDP growth

Source: US Bureau of Economic Analysis

Private sector analysts anticipate a slow recovery for the US economy over the coming quarters, as the boost from government stimulus fades, employment growth remains anemic, and consumers and businesses remain tentative about the recovery.

The risk of a stalled US recovery in late 2010 or early 2011 is now rising for several reasons. Normally, after four quarters of a traditional postwar economic recovery, US real GDP grows at an annual rate of about 6.0 per cent. As noted above, in the April to June quarter of 2010 — four quarters into the current recovery — the US economy is expanding at an annual rate of only 1.6 per cent, which is significantly lower than the historical average.

The US employment situation also remains very bleak, with 7.7 million jobs lost since the December 2007 peak (a decline of 5.6 per cent for the period). The unemployment rate sits at a relatively high 9.5 per cent as of July 2010, but would be even higher if

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Economic Review and Outlook

thousands of discouraged workers were not exiting the labour force after months of searching in vain for employment. As of July 2010, there were 1.2 million discouraged workers in the US, up by 389,000 from July 2009.

The troubled American housing market has also continued to be a source of weakness for the US economy, as housing starts averaged just 600,100 units year-to-date to July 2010. Although this represents an 11.0 per cent increase over the first seven months of 2009, housing starts remain at extremely low levels. Existing home sales are also suffering in the US, as monthly sales declined to 3.8 million annualized units in July 2010. This drop of 27.2 per cent from June brought existing home sales to an unprecedented low in the data’s nearly ten-year history. Private sector analysts expect sales to remain weak for the duration of 2010, as the US employment situation remains troubled and credit conditions remain tight.

Chart 2.7 US existing home sales plummet in July

Source: U.S. National Association of Realtors

Confidence among US consumers and businesses continues to wane as they remain tentative about the sustainability of this recovery. The University of Michigan consumer sentiment index registered a 68.9 in August 2010, the second lowest score since November 2009. Consumer confidence traditionally averages about 73.8 per cent during recessions, and about 90.9 per cent during recoveries.

Business confidence is also struggling, with the National Federation of Independent Business small business optimism sentiment at 88.1 in July – a five-month low. Business optimism on this index generally averages about 91.9 during recessions, and about 100.2 during economic expansions.

Forecasts for US economic growth in 2010 have been downgraded in recent months, after averaging greater than 3.0 per cent for most of this year. The August 2010 Consensus Economics survey forecasts US real GDP to grow by 2.9 per cent in 2010, after reaching as high as 3.3 per cent in June. The recent downgrades in the US outlook are due to growing concerns over slowing real GDP growth, the dire employment situation and the struggling housing market. The August 2010 Consensus expects US economic growth to hold fairly steady in 2011, projecting an annual increase of 2.8 per cent in that year.

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Chart 2.8 US consensus outlook for 2010 downgraded in recent months

Source: Consensus Economics

The chart above represents forecasts for real GDP growth in 2010 as polled on specific dates. For example, forecasters surveyed on August 10, 2009 had an average 2010 US growth forecast of 2.3 per cent, while on August 9, 2010 they forecast 2010 US growth at 2.9 per cent.

The Ministry acknowledges the significant likelihood of much slower US economic growth in 2010 and 2011, characterized by weak investment, lower consumer spending and a delayed job market recovery. In order to reflect these ongoing risks, the Ministry’s growth assumptions are lower than the August 2010 Consensus, with the Ministry assuming that the US economy will expand by 2.6 per cent in 2010. The Ministry then expects 2.0 per cent US real GDP growth in 2011 and 2.6 per cent annual growth over the medium-term.

Table 2.2 US real GDP forecast: Consensus vs Ministry of Finance

	2010	2011
	Per cent change in real GDP
Ministry of Finance	2.6	2.0
Consensus Economics (August 2010)	2.9	2.8

Canada

Canada’s economy has also been expanding since the July to September quarter of 2009. After gaining momentum for three successive quarters (including a very strong 5.8 per cent increase in the January to March quarter), Canadian real GDP advanced by just 2.0 per cent (annualized) in the April to June quarter of 2010. This slowdown in the most recent quarter was caused by a cooler pace in consumer expenditures and a large decline in net exports. Private sector analysts note that high debt burdens and expectations of higher interest rates are prompting Canadian consumers to pay down debt and increase their savings. These analysts also point out that the sizeable decline in Canada’s net exports is consistent with the slow pace of US economic growth (1.6 per cent) during the April to June quarter.

Canada’s domestic economy has seen recent signs of stabilization in several major indicators. Retail sales have improved by 6.1 per cent year-to-date to June 2010 compared to the same period last year. Further, housing starts have averaged 197,100

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year-to-date to July 2010, an increase of 50.2 per cent compared to the same period in 2009. Home sales have also improved over last year, gaining 11.3 per cent year-to-date to July 2010.

Although housing starts and home sales have increased over last year, both indicators have posted significant month-over-month declines in recent months. Private sector analysts expect the Canadian housing market to cool even further in the latter half of 2010, as many homebuyers effectively pulled forward their purchases to the early part of this year in advance of rising mortgage rates and new sales taxes in BC and Ontario.

The Canadian labour market has shown steady improvement over last year, following an annual loss of 276,900 jobs (or 1.6 per cent) in 2009 compared to 2008. Year-to-date to July 2010, employment in Canada has grown by 213,300 jobs (or 1.3 per cent) compared to the first seven months of last year. The national unemployment rate averaged 8.1 per cent during this period, with the most recent monthly rate residing at 8.0 per cent in July 2010. However, most private sector forecasters anticipate slower growth in Canada’s job market through the final five months of 2010, as the housing market cools and government stimulus begins to moderate.

Through 2009, Canada’s trade sector was weakened by an appreciating Canadian dollar and eroding demand from the US and other world economies. The value of Canadian merchandise exports fell by 26.5 per cent in 2009 compared to 2008, but has recovered somewhat during the first six months of 2010. Year-to-date to June 2010, merchandise exports increased by 11.2 per cent relative to the same period in 2009, driven by strong gains in exports of autos, energy and industrial goods. Shipments of manufactured goods also recovered in 2010, as the total value of these shipments climbed by 10.6 per cent year-to-date to June. Despite recent positive trends in Canada’s trade sector, the high value of the Canadian dollar, if sustained, will continue to provide downward pressure on trade with the US going forward.

Chart 2.9 Consensus sees healthy growth for Canada in 2010

Source: Consensus Economics

The chart above represents forecasts for real GDP growth in 2010 as polled on specific dates. For example, forecasters surveyed on August 10, 2009 had an average 2010 Canadian real GDP growth forecast of 2.2 per cent, while on August 9, 2010 they forecast 2010 Canadian real GDP to grow by 3.4 per cent.

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Economic Review and Outlook

Private sector forecasters continue to see the Canadian economy expanding at a healthy pace in 2010 and 2011, with the August 2010 Consensus projecting Canada’s real GDP to grow by 3.4 per cent this year. Acknowledging the potential for further weakness in the US and global economies (and their possible negative effects on Canada), the Ministry assumes that the Canadian economy will experience a 3.0 per cent expansion in 2010. The Ministry expects Canadian growth to cool somewhat in 2011, with the economy expanding by 2.3 per cent next year, compared to the 2.7 per cent projected in the August Consensus. For the medium-term, the Ministry assumes 2.6 per cent growth per year.

Table 2.3 Canadian real GDP forecast: Consensus vs Ministry of Finance

	2010	2011
	Per cent change in real GDP
Ministry of Finance	3.0	2.3
Consensus Economics (August 2010)	3.4	2.7

Financial markets

Interest rates

After holding the overnight target rate at 0.25 per cent for over a year, the Bank of Canada raised the rate to 0.50 per cent in June 2010, and again to 0.75 per cent in July. Although the Bank is withdrawing monetary stimulus, it revealed at its most recent meeting on July 20, 2010 that it now expects the global as well as domestic recoveries to gain traction at a slower pace than earlier anticipated.

Chart 2.10 Private sector expects rising interest rates

Sources: Bank of Canada, US Federal Reserve and BC Ministry of Finance forecasts.

The US Federal Reserve has held its intended federal funds rate in the 0.00 to 0.25 per cent range since December 2008. Given little inflation pressure and the high US unemployment rate, private sector analysts view an increase in the fed funds rate as unlikely before 2011.

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Outlook

Based on the average of six private sector forecasts as of July 27, 2010, the Ministry’s interest rate outlook assumes that the Bank of Canada will raise the overnight target rate to 1.00 per cent in the final quarter of 2010. These six forecasters then expect the rate to rise gradually through 2011, reaching 2.50 per cent by the end of next year. The forecasters project the overnight target rate to average 0.6 per cent in 2010 and 1.8 per cent in 2011.

As of July 27, 2010, the same six forecasters project that the Fed will keep the fed funds rate in the 0.00 per cent to 0.25 per cent range until the second quarter of 2011. They then expect the rate to slowly increase each quarter, arriving at 1.00 per cent at the end of next year. On average, the six forecasters project the fed funds rate will average 0.1 per cent annually in 2010 and 0.5 per cent in 2011.

The average of private sector forecasters’ views on Canadian short–term interest rates (Three-month Treasury bills) as of July 27, 2010 indicates that Three-month rates will average 0.6 per cent in 2010 and 1.9 per cent in 2011.

Table 2.4 Private Sector Canadian Three Month Treasury Bill Interest Rate Forecasts

Average annual interest rate (per cent)	2009	2010
Global Insight	0.5	1.8
CIBC	0.6	1.5
Bank of Montreal	0.6	1.7
Scotiabank	0.7	2.0
TD Economics	0.7	2.1
RBC Capital Markets	0.6	2.2
Average (as of July 27, 2010)	0.6	1.9

The same private sector forecasters project ten-year Government of Canada bonds to average 3.4 per cent in 2010 and 3.7 per cent in 2011.

Table 2.5 Private Sector Canadian 10-year Government Bond Interest Rate Forecasts

Average annual interest rate (per cent)	2010	2011
Global Insight	3.5	3.9
CIBC	3.4	3.9
Bank of Montreal	3.2	3.4
Scotiabank	3.3	3.6
TD Economics	3.3	3.7
RBC Capital Markets	3.4	3.9
Average (as of July 27, 2010)	3.4	3.7

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Economic Review and Outlook

Exchange Rate

After beginning 2010 at 96.4 US cents, the value of the loonie has remained fairly high through the year, arriving at 96.6 US cents on July 27, 2010. Through the first eight months of 2010, the Canadian dollar averaged 96.5 US cents.

Chart 2.11 Private sector expects Canadian dollar to remain high

US cents/Canadian $

Sources: Bank of Canada and BC Ministry of Finance forecasts

*The average of 6 private sector forecasters: Global Insight, CIBC, BMO Capital Markets, RBC Financial Group, Scotiabank, and TD Bank. First Quarterly Report 2010 as of July 27, 2010 and Budget 2010 as of January 7, 2010.

The stabilization of the dollar at its present high value in recent months can be attributed to the rise in commodity prices (on which much of the resource-rich Canadian economy is dependent), strong employment growth and, primarily, a weak US dollar. Private sector analysts note that while Canadian consumers are benefiting from increased purchasing power, manufacturers already suffering from a weak export environment will face further difficulty selling goods to the US due to the high Canadian dollar.

Table 2.6 Private Sector Exchange Rate Forecasts

Average annual exchange rate (US cents/Can $)	2010	2011
Global Insight	96.6	98.4
CIBC	97.5	98.3
Bank of Montreal	96.0	99.0
Scotiabank	97.4	101.9
TD Economics	94.2	97.9
RBC Capital Markets	95.0	98.2
Average (as of July 27, 2010)	96.1	98.9

Outlook

An average of six private sector forecasts as of July 27, 2010 sees the Canadian dollar averaging 96.1 US cents in 2010, and rising to 98.9 US cents in 2011. In the medium-term, the dollar is projected to average 97.8 US cents annually. The Ministry’s exchange rate outlook is based on these private sector averages.

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Table 2.7.1 Gross Domestic Product: British Columbia

	Forecast
	2008	2009 (e)	2010	2011	2012	2013	2014
BRITISH COLUMBIA:
Gross Domestic Product at Market Prices:
– Real (2002 $ billion; chain-weighted)	164.5	160.8	165.7	169.4	174.1	179.0	184.1
(% change)	0.0	-2.3	3.1	2.2	2.8	2.8	2.9
– Current dollar ($ billion)	197.9	188.5	198.0	206.0	216.5	227.6	239.0
(% change)	3.3	-4.7	5.0	4.0	5.1	5.1	5.0
– GDP price deflator (2002 = 100)	120.3	117.3	119.5	121.6	124.3	127.1	129.8
(% change)	3.3	-2.5	1.9	1.8	2.2	2.2	2.1
Real GDP per person
(2002 $; chain-weighted)	37,529	36,090	36,601	36,835	37,320	37,847	38,386
(% change)	-1.7	-3.8	1.4	0.6	1.3	1.4	1.4
Real GDP per employed person
(% change)	-2.1	0.1	1.2	0.8	0.9	1.0	1.0
Unit labour cost(1) (% change)	5.3	0.6	-0.1	1.8	2.0	2.1	2.1

Components of British Columbia Real GDP at Market Prices ($2002 billions; chain-weighted)

Personal expenditure on Goods and services	114.3	112.5	115.7	118.7	122.2	125.9	129.7
(% change)	2.4	-1.6	2.8	2.6	3.0	3.0	3.0
– Goods	47.2	45.6	47.3	48.5	50.0	51.5	53.0
(% change)	1.0	-3.4	3.8	2.6	3.0	3.0	3.0
– Services	67.1	66.8	68.3	70.1	72.1	74.3	76.6
(% change)	3.6	-0.4	2.2	2.6	2.9	3.0	3.0
Government current expenditures on Goods and services	31.5	32.5	33.4	33.7	33.8	34.0	34.3
(% change)	3.4	3.2	2.9	0.8	0.5	0.6	0.6
Investment in fixed capital	40.4	37.2	40.7	40.9	41.9	43.5	45.4
(% change)	2.9	-8.0	9.4	0.5	2.5	3.9	4.2
Final domestic demand	186.3	182.0	189.8	193.2	197.9	203.4	209.2
(% change)	2.7	-2.3	4.3	1.8	2.4	2.8	2.9

Exports goods and services	70.2	67.4	70.4	71.6	74.3	76.9	79.7
(% change)	-5.1	-4.0	4.4	1.8	3.7	3.6	3.6
Imports goods and services	93.3	88.8	94.4	97.1	100.0	103.0	106.2
(% change)	-0.4	-4.9	6.4	2.8	3.0	3.0	3.1
Inventory change	0.5	-0.9	-0.8	0.7	0.9	0.7	0.4
Statistical discrepancy	-0.1	-0.1	-0.1	-0.1	-0.1	-0.1	-0.1
Real GDP at market prices	164.5	160.8	165.7	169.4	174.1	179.0	184.1
(% change)	0.0	-2.3	3.1	2.2	2.8	2.8	2.9

(1) Unit labour cost is the nominal cost of labour incurred to produce one unit of real output.

(e) Ministry of Finance estimate.

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Table 2.7.2 Components of Nominal Income and Expenditure

	Forecast
	2008	2009		2010	2011	2012	2013	2014
Labour income(1) ($ million)	103,811	102,018	(e)	105,078	109,259	114,547	120,242	126,259
(% change)	5.3	-1.7		3.0	4.0	4.8	5.0	5.0
Personal income ($ million)	158,504	156,554	(e)	160,798	166,516	174,145	182,103	190,539
(% change)	5.1	-1.2		2.7	3.6	4.6	4.6	4.6
Corporate profits before taxes ($ million)	22,050	15,316	(e)	18,325	20,020	21,573	23,210	24,979
(% change)	3.6	-30.5		19.6	9.3	7.8	7.6	7.6
Retail sales ($ million)	57,783	55,222		58,119	60,479	63,198	66,130	69,207
(% change)	1.5	-4.4		5.2	4.1	4.5	4.6	4.7
Housing starts	34,321	16,077		23,600	23,901	25,060	26,218	27,907
(% change)	-12.4	-53.2		46.8	1.3	4.8	4.6	6.4
Residential investment(2) ($ million)	19,198	15,922	(e)	18,243	19,447	20,406	21,467	22,780
(% change)	1.5	-17.1		14.6	6.6	4.9	5.2	6.1
BC consumer price index (2002 = 100)	112.3	112.3		114.2	116.4	118.8	121.3	123.9
(% change)	2.1	0.0		1.7	1.9	2.1	2.1	2.1

(1) Domestic basis; wages, salaries and supplementary labour income.

(2) Includes renovations and improvements.

(e) Ministry of Finance estimate.

Table 2.7.3 Labour Market Indicators

	Forecast
	2008	2009	2010	2011	2012	2013	2014
Population (on July 1) (000’s)	4,384	4,455	4,528	4,598	4,664	4,730	4,796
(% change)	1.7	1.6	1.6	1.5	1.4	1.4	1.4
Labour force population, 15+ Years (000’s)	3,642	3,707	3,771	3,835	3,895	3,952	4,010
(% change)	2.0	1.8	1.7	1.7	1.6	1.5	1.5
Net in-migration (000’s)
– International(1),(3)	54.9	51.1	47.9	46.3	43.9	43.6	44.2
– Interprovincial(3)	8.4	7.5	10.5	9.0	8.7	10.5	11.0
– Total	63.3	58.6	58.4	55.3	52.6	54.1	55.2
Participation rate(2) (%)	66.6	66.0	66.1	65.8	65.7	65.8	66.0
Labour force (000’s)	2,426	2,445	2,494	2,524	2,560	2,600	2,645
(% change)	2.5	0.8	2.0	1.2	1.4	1.6	1.7
Employment (000’s)	2,314	2,259	2,302	2,334	2,377	2,421	2,465
(% change)	2.1	-2.4	1.9	1.4	1.8	1.8	1.8

Unemployment rate (%)	4.6	7.6	7.6	7.5	7.1	6.8	6.8

(1) International migration includes net non-permanent residents and returning emigrants less net temporary residents abroad. (2) Percentage of the population 15 years of age and over in the labour force.

(3) Components may not sum to total due to rounding.

(e) Ministry of Finance estimate.

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Economic Review and Outlook

Table 2.7.4 Major Economic Assumptions

	Forecast
	2008	2009		2010	2011	2012	2013	2014
GDP (billions)
Canada real (2002 $; chain-weighted)	1,318	1,286		1,325	1,355	1,390	1,426	1,463
(% change)	0.5	-2.5		3.0	2.3	2.6	2.6	2.6
US real (1996 US$; chain-weighted)	13,229	12,881		13,222	13,481	13,823	14,190	14,566
(% change)	0.0	-2.6		2.6	2.0	2.5	2.7	2.7
Japan real (2000 Yen; chain-weighted)	554,531	525,485		539,766	546,275	555,926	565,577	575,139
(% change)	-1.2	-5.2		2.7	1.2	1.8	1.7	1.7
Europe real(1) (% change)	0.4	-4.3		0.4	0.8	1.8	1.8	1.8
Industrial production index
US (2002 = 100)	96.7	87.7		91.9	93.8	96.2	98.8	101.4
(% change)	-3.3	-9.3		4.8	2.0	2.5	2.7	2.7
Japan (2000 = 100)	103.8	81.8		96.1	99.1	100.9	102.6	104.4
(% change)	-3.2	-21.2		17.5	3.1	1.8	1.7	1.7
Europe(1) (2000 = 100)	106.1	90.3		93.8	95.2	97.1	99.0	101.0
(% change)	-1.8	-14.9		3.8	1.5	2.0	2.0	2.0
Housing starts(2) (000’s)
Canada	211	149		184	170	175	180	180
(% change)	-7.6	-29.4		23.4	-7.6	2.9	2.9	0.0
US	900	554		565	650	820	910	1,005
(% change)	-32.9	-38.4		1.9	15.0	26.2	11.0	10.4
Japan	1,093	788		780	825	900	1,000	1,050
(% change)	3.1	-27.9		-1.1	5.8	9.1	11.1	5.0
Consumer price index
Canada (2002 = 100)	114.1	114.4		116.6	119.1	121.5	123.9	126.4
(% change)	2.3	0.3		1.9	2.2	2.0	2.0	2.0
Canadian interest rates (%)
3-Month treasury bills	2.4	0.3		0.6	1.9	2.9	3.9	4.8
10-year government bonds	3.6	3.3		3.4	3.7	4.2	4.9	5.8
United States interest rates (%)
3-Month treasury bills	1.4	0.2		0.2	0.6	2.3	3.6	4.7
10-year government bonds	3.7	3.3		3.3	3.5	4.2	4.9	5.8
Exchange rate (US cents / Canadian $)	93.7	87.6		96.1	98.9	98.5	97.9	96.9
British Columbia goods and services
Export price deflator (% change)	6.7	-9.3	(e)	2.6	0.7	2.9	2.6	2.6

(1)   Euro zone (12) is Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Portugal and Spain.

(2)   British Columbia housing starts appear in Table 2.7.2.

(e)   Ministry of Finance estimate.

First Quarterly Report 2010/11

PART THREE — FIRST QUARTERLY REPORT

For the Three Months Ended June 30, 2010

2010/11 First Quarterly Report	September 14, 2010

Table 3.1 2010/11 Operating Statement

	Year-to-Date to June 30				Full Year
	2010/11			Actual	2010/11			Actual
($ millions)	Budget	Actual	Variance	2009/10	Budget	Forecast	Variance	2009/10
Revenue	9,408	9,246	(162)	8,978	39,190	39,965	775	37,521
Expense	(9,976)	(9,698)	278	(9,532)	(40,605)	(41,045)	(440)	(39,300)
Surplus (deficit) before forecast allowance	(568)	(452)	116	(554)	(1,415)	(1,080)	335	(1,779)
Forecast allowance	—	—	—	—	(300)	(300)	—	—
Surplus (deficit)	(568)	(452)	116	(554)	(1,715)	(1,380)	335	(1,779)
Accumulated surplus beginning of the year	4,211	4,860	649	6,639	4,211	4,860	649	6,639
Accumulated surplus before comprehensive income	3,643	4,408	765	6,085	2,496	3,480	984	4,860
Accumulated other comprehensive income from self-supported Crown agencies	(67)	141	208	234	(67)	412	479	412
Accumulated surplus end of period	3,576	4,549	973	6,319	2,429	3,892	1,463	5,272

First Quarterly Report 2010/11

First Quarterly Report

Table 3.2 2010/11 Revenue by Source

	Year-to-Date to June 30				Full Year
	2010/11			Actual	2010/11			Actual
($ millions)	Budget	Actual	Variance	2009/10	Budget	Forecast	Variance	2009/10
Taxation
Personal income	1,499	1,499	—	1,529	5,861	5,741	(120)	5,529
Corporate income	290	288	(2)	324	847	1,521	674	1,317
Harmonized sales	—	—	—	—	3,784	3,819	35	—
Other sales (1)	1,213	1,166	(47)	1,204	1,399	1,399	—	4,765
Fuel	218	219	1	211	877	890	13	884
Carbon	142	141	(1)	93	727	730	3	542
Tobacco	181	252	71	173	686	747	61	682
Property	479	474	(5)	464	1,906	1,916	10	1,884
Property transfer	248	302	54	191	900	900	—	887
Other (2)	150	146	(4)	167	435	439	4	612
	4,420	4,487	67	4,356	17,422	18,102	680	17,102
Natural resources
Natural gas royalties	163	115	(48)	77	698	532	(166)	406
Forests	89	74	(15)	45	491	462	(29)	387
Other natural resource (3)	477	498	21	442	2,019	2,010	(9)	1,853
	729	687	(42)	564	3,208	3,004	(204)	2,646
Other revenue
Medical Services Plan premiums	435	446	11	401	1,741	1,755	14	1,666
Other fees (4)	639	546	(93)	511	2,615	2,686	71	2,453
Investment earnings	228	133	(95)	235	921	939	18	963
Miscellaneous (5)	625	645	20	656	2,597	2,627	30	2,754
	1,927	1,770	(157)	1,803	7,874	8,007	133	7,836
Contributions from the federal government
Health and social transfers	1,291	1,294	3	1,222	5,165	5,127	(38)	4,883
Harmonized sales tax transition payments	—	—	—	—	769	769	—	250
Other federal contributions (6)	341	328	(13)	294	1,751	1,972	221	1,784
	1,632	1,622	(10)	1,516	7,685	7,868	183	6,917
Commercial Crown corporation net income
BC Hydro (7)	104	86	(18)	75	617	604	(13)	447
Liquor Distribution Branch	223	218	(5)	227	974	963	(11)	877
BC Lotteries (net of payments to the federal government)	288	293	5	266	1,106	1,071	(35)	1,070
ICBC	85	77	(8)	160	303	339	36	601
Transportation Investment Corporation (Port Mann)	(5)	(2)	3	—	(19)	(14)	5	(4)
Other	5	8	3	11	20	21	1	29
	700	680	(20)	739	3,001	2,984	(17)	3,020
Total revenue	9,408	9,246	(162)	8,978	39,190	39,965	775	37,521

(1)          Includes social service tax and continuation of the tax on designated property.

(2)          Corporation capital, insurance premium and hotel room taxes.

(3)          Columbia River Treaty, other energy and minerals, water rental and other resources.

(4)          Post-secondary, healthcare-related, motor vehicle, and other fees.

(5)          Includes asset dispositions, reimbursements for health care and other services provided to external agencies, and other recoveries.

(6)          Includes contributions for health, education, community development, housing and social service programs, and transportation projects.

(7)          In July 2010 BC Hydro was re-amalgamated with BC Transmission Corporation. Amounts for 2010/11 have been restated to reflect this change.

First Quarterly Report 2010/11

First Quarterly Report

Table 3.3 2010/11 Expense by Ministry, Program and Agency

	Year-to-Date to June 30				Full Year
	2010/11			Actual	2010/11			Actual
($ millions)	Budget	Actual	Variance	2009/10 (1)	Budget (1)	Forecast	Variance	2009/10 (1)
Office of the Premier	2	2	—	2	10	10	—	10
Aboriginal Relations and Reconciliation	11	13	2	8	40	40	—	66
Advanced Education and Labour Market Development	534	489	(45)	523	2,114	2,114	—	2,095
Agriculture and Lands	31	33	2	11	82	82	—	97
Attorney General	119	113	(6)	117	468	468	—	540
Children and Family Development	349	330	(19)	330	1,334	1,334	—	1,306
Citizens’ Services	153	156	3	164	613	613	—	510
Community and Rural Development	56	48	(8)	41	309	309	—	178
Education	1,482	1,463	(19)	1,426	5,165	5,165	—	5,012
Energy, Mines and Petroleum Resources	16	8	(8)	9	54	54	—	42
Environment	39	35	(4)	38	167	167	—	163
Finance	24	123	99	12	71	181	110	102
Forests and Range	133	132	(1)	159	641	861	220	1,014
Health Services	3,684	3,588	(96)	3,440	14,760	14,760	—	13,867
Healthy Living and Sport	27	21	(6)	18	51	51	—	43
Housing and Social Development	671	670	(1)	647	2,730	2,730	—	2,672
Labour	4	6	2	4	16	16	—	16
Public Safety and Solicitor General	150	147	(3)	140	602	602	—	596
Small Business, Technology and Economic Development	12	8	(4)	6	62	62	—	44
Tourism, Culture and the Arts	23	29	6	16	115	115	—	104
Transportation and Infrastructure	180	182	2	178	753	753	—	732
Total ministries and Office of the Premier	7,700	7,596	(104)	7,289	30,157	30,487	330	29,209
Management of public funds and debt	313	318	5	261	1,301	1,299	(2)	1,141
Contingencies	112	—	(112)	—	450	450	—	360
Funding for capital expenditures	274	99	(175)	103	1,751	1,751	—	866
Legislative and other appropriations	32	28	(4)	51	123	123	—	148
Consolidated revenue fund expense	8,431	8,041	(390)	7,704	33,782	34,110	328	31,724
Expenses recovered from external entities	638	572	(66)	639	2,741	2,896	155	2,748
Funding provided to service delivery agencies	(5,353)	(5,164)	189	(4,985)	(20,704)	(20,832)	(128)	(19,240)
Total direct program spending	3,716	3,449	(267)	3,358	15,819	16,174	355	15,232
Service delivery agency expense
School districts	1,581	1,583	2	1,563	5,440	5,440	—	5,379
Post-secondary institutions	1,056	1,088	32	1,034	4,727	4,825	98	4,628
Health authorities and hospital societies	2,761	2,854	93	2,759	11,141	11,164	23	10,761
Other service delivery agencies	862	724	(138)	818	3,478	3,442	(36)	3,300
	6,260	6,249	(11)	6,174	24,786	24,871	85	24,068
Total expense	9,976	9,698	(278)	9,532	40,605	41,045	440	39,300

(1)   Restated to reflect government’s current organization and/or accounting policies.

First Quarterly Report 2010/11

First Quarterly Report

Table 3.4 2010/11 Expense By Function

	Year-to-Date to June 30				Full Year
	2010/11			Actual	2010/11			Actual
($ millions)	Budget	Actual	Variance	2009/10 (1)	Budget	Forecast	Variance	2009/10 (1)
Health:
Medical Services Plan	926	941	15	879	3,801	3,818	17	3,609
Pharmacare	267	256	(11)	257	1,095	1,099	4	1,053
Regional services	2,600	2,580	(20)	2,517	10,627	10,617	(10)	9,966
Other healthcare expenses (2)	205	174	(31)	219	951	986	35	831
	3,998	3,951	(47)	3,872	16,474	16,520	46	15,459
Education:
Elementary and secondary	1,649	1,665	16	1,590	5,809	5,806	(3)	5,778
Post-secondary	1,114	1,081	(33)	1,003	4,556	4,694	138	4,740
Other education expenses (3)	140	116	(24)	167	455	508	53	528
	2,903	2,862	(41)	2,760	10,820	11,008	188	11,046
Social services:
Social assistance (2),(3)	356	371	15	331	1,511	1,437	(74)	1,462
Childcare services (2)	324	272	(52)	350	1,171	1,172	1	1,077
Community living and other services	154	171	17	145	772	840	68	729
	834	814	(20)	826	3,454	3,449	(5)	3,268
Protection of persons and property	326	319	(7)	358	1,426	1,414	(12)	1,380
Transportation	385	357	(28)	329	1,515	1,522	7	1,453
Natural resources and economic development	311	302	(9)	335	1,314	1,803	489	1,883
Other	263	244	(19)	272	1,395	1,398	3	1,418
Contingencies	112	—	(112)	—	450	450	—	—
General government	289	289	—	245	1,376	1,136	(240)	1,224
Debt servicing costs	555	560	5	535	2,381	2,345	(36)	2,169
Total expense	9,976	9,698	(278)	9,532	40,605	41,045	440	39,300

(1)          Restated to reflect government’s current organization and accounting policies.

(2)          Payments for healthcare services by the Ministry of Housing and Social Development and the Ministry of Children and Family Development made on behalf of their clients are reported in the Health function.

(3)          Payments for training costs by the Ministry of Housing and Social Development made on behalf of its clients are reported in the Education function.

First Quarterly Report 2010/11

First Quarterly Report

Table 3.5 2010/11 Capital Spending

	Year-to-Date to June 30				Full Year
	2010/11			Actual	2010/11			Actual
($ millions)	Budget	Actual	Variance	2009/10	Budget	Forecast	Variance	2009/10
Taxpayer-supported
Education
Schools (K–12)	93	95	2	139	481	497	16	482
Post-secondary	186	120	(66)	96	743	808	65	672
Health	290	203	(87)	127	1,161	1,138	(23)	927
BC Transportation Financing Authority	364	209	(155)	319	1,483	1,583	100	918
BC Transit	22	8	(14)	13	89	89	—	150
Vancouver Convention Centre expansion project	2	2	—	12	8	15	7	41
BC Place rejuvenation	50	50	—	30	390	391	1	75
Government operating (ministries)	91	17	(74)	62	355	395	40	306
Other (1)	101	45	(56)	19	404	387	(17)	183
Capital spending contingencies	—	—	—	—	300	300	—	—
Total taxpayer-supported	1,199	749	(450)	817	5,414	5,603	189	3,754

Self-supported
BC Hydro (2)	443	317	(126)	363	1,784	1,770	(14)	2,406
BC Transmission Corporation	—	—	—	2	—	—	—	12
Columbia River power projects (3)	4	4	—	4	12	14	2	16
Transportation Investment Corporation (Port Mann)	184	164	(20)	148	735	735	—	777
BC Rail (4)	—	—	—	1	—	—	—	14
ICBC	6	4	(2)	8	83	55	(28)	22
BC Lotteries	27	11	(16)	20	107	107	—	92
Liquor Distribution Branch	6	1	(5)	3	24	24	—	19
Total self-supported	670	501	(169)	549	2,745	2,705	(40)	3,358
Total capital spending	1,869	1,250	(619)	1,366	8,159	8,308	149	7,112

(1)          Includes BC Housing Management Commission, Provincial Rental Housing Corporation, Rapid Transit Project 2000, BC Transit and other service delivery agencies.

(2)          Amounts for 2010/11 include BC Transmission Corporation as it was re-amalgamated with BC Hydro in July 2010.

(3)          Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

(4)          Responsibility for the BC Railway Company was transferred to the BC Transportation Financing Authority effective April 1, 2010.

First Quarterly Report 2010/11

First Quarterly Report

Table 3.6 2010/11 Provincial Debt (1)

	Year-to-Date to June 30				Full Year
	2010/11			Actual	2010/11			Actual
($ millions)	Budget	Actual	Variance	2009/10	Budget	Forecast	Variance	2009/10
Taxpayer-supported debt
Provincial government operating (2)	3,865	5,987	2,122	3,273	4,815	4,944	129	4,663
Provincial government general capital (3)	2,696	2,696	—	2,696	2,696	2,696	—	2,696
Provincial government operating	6,561	8,683	2,122	5,969	7,511	7,640	129	7,359
Other taxpayer-supported debt (mainly capital)
Education (2),(4)
Schools	5,927	5,707	(220)	5,570	6,194	6,146	(48)	5,777
Post-secondary institutions	3,906	3,835	(71)	3,627	4,111	4,101	(10)	3,843
	9,833	9,542	(291)	9,197	10,305	10,247	(58)	9,620
Health (2),(4),(5)	4,532	4,406	(126)	3,977	5,074	5,002	(72)	4,389
Highways and public transit
BC Transportation Financing Authority (6)	5,491	5,118	(373)	4,468	6,136	5,991	(145)	5,211
Public transit (2)	997	997	—	993	997	997	—	997
SkyTrain extension	1,154	1,154	—	1,154	1,154	1,154	—	1,154
BC Transit	165	161	(4)	114	186	188	2	140
	7,807	7,430	(377)	6,729	8,473	8,330	(143)	7,502
Other
Social housing (7)	394	358	(36)	285	530	621	91	305
Provincial government general capital (3)	455	308	(147)	—	774	719	(55)	294
BC Pavilion Corporation	143	157	14	—	409	378	(31)	49
BC Immigrant Investment Fund	288	290	2	283	297	333	36	289
Homeowner Protection Office	—	—	—	156	—	—	—	144
Other (8)	180	159	(21)	76	375	399	24	70
	1,460	1,272	(188)	800	2,385	2,450	65	1,151
Total other taxpayer-supported	23,632	22,650	(982)	20,703	26,237	26,029	(208)	22,662
Total taxpayer-supported debt	30,193	31,333	1,140	26,672	33,748	33,669	(79)	30,021

Self-supported debt
Commercial Crown corporations
BC Hydro	11,186	11,104	(82)	9,317	11,830	11,852	22	10,792
BC Transmission Corporation	73	92	19	87	70	—	(70)	70
Columbia River power projects (9)	192	189	(3)	202	181	182	1	196
BC Lotteries	110	52	(58)	—	128	62	(66)	60
Transportation Investment Corporation (Port Mann)	803	909	106	228	1,365	1,352	(13)	544
Liquor Distribution Branch	1	1	—	1	1	1	—	1
Post-secondary institutions’ subsidiaries	134	201	67	134	134	201	67	201
	12,499	12,548	49	9,969	13,709	13,650	(59)	11,864
Warehouse borrowing program	—	510	510	3,064	—	—	—	—
Total self-supported debt	12,499	13,058	559	13,033	13,709	13,650	(59)	11,864
Forecast allowance	125	—	(125)	—	300	300	—	—
Total provincial debt	42,817	44,391	1,699	39,705	47,757	47,619	(138)	41,885

(1)          Debt is after deduction of sinking funds and unamortized discounts, and excludes accrued interest. Government direct and fiscal agency accrued interest is reported in the government’s accounts as an accounts payable.

(2)          In 2009/10, sinking funds for debt related to schools, post-secondary education, health care and public transit were liquidated and the proceeds ($763 million) used to offset direct operating borrowing requirements.

(3)          Separate disclosures of borrowing for ministries’ capital spending were applied prospectively beginning in fiscal 2009/10.

(4)          Includes debt and guarantees incurred by the government on behalf of school districts, universities, colleges and health authorities/hospital societies (SUCH) and debt directly incurred by these entities.

(5)          Health facilities’ debt includes public-private partnership obligations of $545 million for the three months ended June 30, 2009, $816 million for the three months ended June 30, 2010, $734 million for fiscal 2009/10 and $944 million for fiscal 2010/11.

(6)          BC Transportation Financing Authority debt includes public-private partnership obligations of $808 million for the three months ended June 30, 2009, $796 million for the three months ended June 30, 2010, $799 million for fiscal 2009/10 and $783 million for fiscal 2010/11.

(7)          Includes the BC Housing Management Commission and the Provincial Rental Housing Corporation.

(8)          Includes service delivery agencies, student loan guarantees, loan guarantees to agricultural producers, guarantees issued under economic development and home mortgage assistance programs and loan guarantee provisions.

(9)          Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

First Quarterly Report 2010/11

First Quarterly Report

Table 3.7 2010/11 Statement of Financial Position

	Actual	Year-to-Date	Forecast
	March 31,	June 30,	March 31,
($ millions)	2010	2010	2011
Financial assets
Cash and temporary investments	2,913	4,037	2,813
Other financial assets	8,731	8,561	8,827
Sinking funds	1,329	1,383	1,355
Investments in commercial Crown corporations:
Retained earnings	7,231	6,829	7,110
Recoverable capital loans	11,471	12,161	13,272
	18,702	18,990	20,382
Warehouse borrowing program assets	—	510	—
	31,675	33,481	33,377
Liabilities
Accounts payable and accrued liabilities	6,994	6,868	7,131
Deferred revenue	9,997	10,468	10,834
Debt:
Taxpayer-supported debt	30,021	31,333	33,669
Self-supported debt	11,864	13,058	13,650
Forecast allowance	—	—	300
Total provincial debt	41,885	44,391	47,619
Add: debt offset by sinking funds	1,329	1,383	1,355
Less : guarantees and non-guaranteed debt	(493)	(476)	(474)
Financial statement debt	42,721	45,298	48,500
	59,712	62,634	66,465
Net liabilities	(28,037)	(29,153)	(33,088)
Capital and other non-financial assets
Tangible capital assets	32,371	32,621	36,012
Other non-financial assets	938	1,081	968
	33,309	33,702	36,980
Accumulated surplus (deficit)	5,272	4,549	3,892

Changes in Financial Position

	Year-to-Date	Forecast
	June 30,	March 31,
($ millions)	2010	2011

(Surplus) deficit for the period	452	1,380
Comprehensive income (increase) decrease	271	—
(Increase) decrease in accumulated surplus	723	1,380
Capital and other non-financial asset changes:
Increase in taxpayer-supported capital investments	749	5,603
Less: amortization and other accounting changes	(499)	(1,962)
Change in net capital assets	250	3,641
Increase (decrease) in other non-financial assets	143	30
	393	3,671
Increase (decrease) in net liabilities	1,116	5,051
Investment and working capital changes:
Increase (reduction) in cash and temporary investments	1,124	(100)
Increase in total investment in commercial Crown corporations:
Increase (decrease) in retained earnings	(402)	(121)
Self-supported capital investments	501	2,705
Less: loan repayments and other accounting changes	189	(904)
	288	1,680
Other working capital changes	49	(852)
	1,461	728
Increase (decrease) in financial statement debt	2,577	5,779
(Increase) decrease in sinking fund debt	(54)	(26)
Increase (decrease) in guarantees and non-guaranteed debt	(17)	(19)
Increase (decrease) in total provincial debt	2,506	5,734

First Quarterly Report 2010/11

APPENDIX

2010/11 First Quarterly Report	September 14, 2010

Table A1 Operating Statement — 2006/07 to 2012/13

					Updated	Updated	Updated
	Actual	Actual	Actual	Actual	Forecast	Plan	Plan
($ millions)	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13
Revenue	38,448	39,772	38,302	37,521	39,965	41,596	43,236
Expense	(34,198)	(36,555)	(38,245)	(39,300)	(41,045)	(41,456)	(42,266)
Negotiating Framework incentive payments	(264)	(4)	(2)	—	—	—	—
Climate Action Dividend	—	(440)	20	—	—	—	—
Surplus (deficit) before forecast allowance	3,986	2,773	75	(1,779)	(1,080)	140	970
Forecast allowance	—	—	—	—	(300)	(300)	(400)
Fiscal plan before allocation of available revenue	3,986	2,773	75	(1,779)	(1,380)	(160)	570
Impact of allocating available revenue	—	—	—	—	—	(650)	(700)
Surplus/(Deficit)	3,986	2,773	75	(1,779)	(1,380)	(810)	(130)

First Quarterly Report 2010/11

Appendix

Table A2 Revenue by Source — 2006/07 to 2012/13

					Updated	Updated	Updated
	Actual	Actual	Actual	Actual	Forecast	Plan	Plan
($ millions)	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13
Taxation revenue
Personal income	6,905	6,956	6,093	5,529	5,741	6,053	6,469
Corporate income	1,538	2,250	2,038	1,317	1,521	1,625	2,076
Harmonized sales	—	—	—	—	3,819	5,401	5,745
Other sales (1)	4,714	5,072	4,958	4,765	1,399	201	173
Fuel	901	935	891	884	890	897	907
Carbon	—	—	306	542	730	933	1,141
Tobacco	726	692	708	682	747	686	686
Property	1,732	1,795	1,848	1,884	1,916	1,917	2,007
Property transfer	914	1,068	715	887	900	980	1,027
Corporation capital	91	117	108	95	—	—	—
Other (2)	496	521	532	517	439	413	424
	18,017	19,406	18,197	17,102	18,102	19,106	20,655
Natural resource revenue
Natural gas royalties	1,207	1,132	1,314	406	532	794	1,075
Bonus bids, permits and fees	441	569	814	867	935	969	981
Forests	1,276	1,087	558	387	462	610	641
Other natural resources	1,020	953	1,121	986	1,075	1,228	1,276
	3,944	3,741	3,807	2,646	3,004	3,601	3,973
Other revenue
Medical Services Plan premiums	1,524	1,557	1,595	1,666	1,755	1,900	2,035
Post secondary education fees	928	979	1,039	1,126	1,185	1,217	1,253
Other fees and licences	1,351	1,439	1,373	1,327	1,501	1,396	1,397
Investment earnings	1,041	1,150	817	963	939	1,078	1,213
Miscellaneous (3)	2,568	2,592	2,585	2,754	2,627	2,889	2,601
	7,412	7,717	7,409	7,836	8,007	8,480	8,499
Contributions from the federal government
Health and social transfers	4,473	4,614	4,743	4,883	5,127	5,368	5,667
Harmonized sales tax transition payments	—	—	—	250	769	580	—
Equalization	459	—	—	—	—	—	—
Other cost shared agreements (4)	1,455	1,318	1,242	1,784	1,972	1,479	1,440
	6,387	5,932	5,985	6,917	7,868	7,427	7,107
Commercial Crown corporation net income
BC Hydro (5)	407	369	365	447	604	669	655
Liquor Distribution Branch	840	857	891	877	963	985	1,002
BCLC (net of payments to the federal government)	1,011	1,080	1,082	1,070	1,071	1,082	1,118
ICBC (6)	381	633	512	601	339	238	212
Transportation Investment Corporation (Port Mann)	—	—	(8)	(4)	(14)	(14)	(8)
Other	49	37	62	29	21	22	23
	2,688	2,976	2,904	3,020	2,984	2,982	3,002
Total revenue	38,448	39,772	38,302	37,521	39,965	41,596	43,236

(1)          Includes social service tax and, after June 30 , 2010, continuation of the tax on designated property now at 12%. More details are available in Table A6.

(2)          Includes revenue from insurance premium and hotel room taxes.

(3)          Includes asset dispositions, reimbursements for health care and other services provided to external agencies, and other recoveries.

(4)          Includes contributions for health, education, housing and social service programs, for transportation projects, and for coastal ferry services.

(5)          In July 2010 BC Hydro was re-amalgamated with BC Transmission Corporation. Amounts for 2010/11 onward have been restated to reflect this change.

(6)          Actual amounts for 2006/07 to 2009/10 represent earnings during government’s fiscal year.

First Quarterly Report 2010/11

Appendix

Table A3 Expense by Function – 2006/07 to 2012/13

					Updated	Updated	Updated
	Actual	Actual	Actual	Actual	Forecast	Plan	Plan
($ millions)	2006/07 (1)	2007/08 (1)	2008/09 (1)	2009/10 (1)	2010/11	2011/12	2012/13
Health
Medical Services Plan	2,969	3,274	3,424	3,609	3,818	4,029	4,131
Pharmacare	914	955	1,010	1,053	1,099	1,147	1,203
Regional services	8,496	9,033	9,750	9,966	10,617	11,217	11,480
Other healthcare expenses (2)	816	942	854	831	986	995	1,015
	13,195	14,204	15,038	15,459	16,520	17,388	17,829
Education
Elementary and secondary	5,272	5,521	5,740	5,778	5,806	5,890	5,911
Post-secondary	4,072	4,314	4,554	4,740	4,694	4,699	4,755
Other education expenses (3)	147	152	158	528	508	453	450
	9,491	9,987	10,452	11,046	11,008	11,042	11,116
Social services
Social assistance (2),(3)	1,254	1,271	1,352	1,462	1,437	1,468	1,468
Child welfare (2)	964	925	1,073	1,077	1,172	1,172	1,171
Community living and other services	586	756	723	729	840	785	783
	2,804	2,952	3,148	3,268	3,449	3,425	3,422
Protection of persons and property	1,184	1,429	1,429	1,380	1,414	1,347	1,345
Transportation	1,251	1,378	1,401	1,453	1,522	1,540	1,607
Natural resources and economic development	1,581	1,861	1,658	1,883	1,803	1,402	1,423
Other	1,220	1,374	1,637	1,418	1,398	1,207	1,255
Contingencies (4)	––	––	––	––	450	450	450
General government	1,198	1,131	1,321	1,224	1,136	1,085	1,063
Debt servicing costs	2,274	2,239	2,161	2,169	2,345	2,570	2,756
Subtotal	34,198	36,555	38,245	39,300	41,045	41,456	42,266
Negotiating Framework incentive payments	264	4	2	––	––	––	––
Climate Action Dividend	––	440	(20)	––	––	––	––
Total expense	34,462	36,999	38,227	39,300	41,045	41,456	42,266

(1)          Restated to reflect government’s current organization and accounting policies.

(2)          Payments for healthcare services by the Ministry of Housing and Social Development and the Ministry of Children and Family Development made on behalf of their clients are reported in the Health function.

(3)          Payments for training costs by the Ministry of Housing and Social Development made on behalf of its clients are reported in the Education function. Beginning in 2009/10, includes the expenses of the Labout Market Development Agreement made with the federal government.

(4)          The Contingencies vote is allocated to functions according to actual results for 2006/07 to 2009/10.

First Quarterly Report 2010/11

Appendix

Table A4 Service Delivery Agency Operating Results (1) – 2006/07 to 2012/13

					Updated	Updated	Updated
	Actual	Actual	Actual	Actual	Forecast	Plan	Plan
($millions)	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13
School districts
Revenue	5,178	5,243	5,385	5,419	5,528	5,528	5,554
Expense	(5,041)	(5,133)	(5,352)	(5,379)	(5,440)	(5,515)	(5,535)
	137	110	33	40	88	13	19
Accounting adjustments	39	88	158	134	129	206	138
Net impact	176	198	191	174	217	219	157

Post-secondary institutions
Revenue	4,129	4,178	4,145	4,935	4,881	4,954	5,007
Expense	(3,903)	(4,133)	(4,435)	(4,628)	(4,825)	(4,885)	(4,945)
	226	45	(290)	307	56	69	62
Accounting adjustments	270	493	202	(21)	121	(19)	(79)
Net impact	496	538	(88)	286	177	50	(17)

Health authorities and hospital societies
Revenue	8,857	9,467	10,272	10,783	11,164	11,701	11,954
Expense	(8,892)	(9,495)	(10,292)	(10,761)	(11,164)	(11,701)	(11,954)
	(35)	(28)	(20)	22	—	—	—
Accounting adjustments	64	181	(36)	32	139	144	(12)
Net impact	29	153	(56)	54	139	144	(12)

Community Living BC
Revenue	631	687	724	718	691	697	697
Expense	(631)	(687)	(723)	(717)	(690)	(697)	(697)
	—	—	1	1	1	—	—
Accounting adjustments	1	—	1	5	1	(6)	(4)
Net impact	1	—	2	6	2	(6)	(4)

BC Transportation Financing Authority
Revenue	618	651	745	635	624	658	663
Expense	(585)	(722)	(660)	(928)	(817)	(919)	(1,000)
	33	(71)	85	(293)	(193)	(261)	(337)
Accounting adjustments	(155)	(171)	(285)	(35)	(122)	(115)	(111)
Net impact	(122)	(242)	(200)	(328)	(315)	(376)	(448)

BC Pavilion Corporation
Revenue	39	70	45	103	76	96	111
Expense	(39)	(41)	(44)	(103)	(101)	(117)	(118)
	—	29	1	—	(25)	(21)	(7)
Accounting adjustments	105	26	290	(8)	207	44	(35)
Net impact	105	55	291	(8)	182	23	(42)

First Quarterly Report 2010/11

Appendix

Table A4 Service Delivery Agency Operating Results (1) – 2006/07 to 2012/13 (continued)

					Updated	Updated	Updated
	Actual	Actual	Actual	Actual	Forecast	Plan	Plan
($millions)	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13
British Columbia Housing Management Commission
Revenue	497	540	627	621	888	639	563
Expense	(497)	(540)	(627)	(621)	(888)	(639)	(570)
	—	—	—	—	—	—	(7)
Accounting adjustments	(15)	(4)	14	(7)	(4)	—	—
Net impact	(15)	(4)	14	(7)	(4)	—	(7)

British Columbia Transit
Revenue	165	188	229	257	294	309	344
Expense	(167)	(187)	(232)	(257)	(294)	(309)	(344)
	(2)	1	(3)	—	—	—	—
Accounting adjustments	(9)	2	(6)	34	(25)	4	13
Net impact	(11)	3	(9)	34	(25)	4	13

Tourism British Columbia
Revenue	60	61	65	111	—	—	—
Expense	(59)	(63)	(65)	(109)	—	—	—
	1	(2)	—	2	—	—	—
Accounting adjustments	7	(1)	1	(8)	—	—	—
Net impact	8	(3)	1	(6)	—	—	—

Other service delivery agencies
Revenue	683	705	735	718	681	1,027	749
Expense	(610)	(662)	(702)	(704)	(652)	(691)	(724)
	73	43	33	14	29	336	25
Accounting adjustments	22	20	(20)	132	587	151	84
Net impact	95	63	13	146	616	487	109

Total net impact	762	761	159	351	989	545	(251)

Total service delivery agency operating results:
Revenue	20,857	21,790	22,972	24,300	24,827	25,609	25,642
Accounting adjustments	323	624	312	258	1,033	409	(6)
	21,180	22,414	23,284	24,558	25,860	26,018	25,636
Expense	(20,424)	(21,663)	(23,132)	(24,207)	(24,871)	(25,473)	(25,887)
Accounting adjustments	6	10	7	—	—	—	—
	(20,418)	(21,653)	(23,125)	(24,207)	(24,871)	(25,473)	(25,887)
Total net impact	762	761	159	351	989	545	(251)

(1)          Revenue and expense are shown as reported in the entity financial statements and service plans, before consolidation and accounting adjustments.

First Quarterly Report 2010/11

Appendix

Table A5 Material Assumptions — Revenue

		Updated	Updated	Updated
Revenue Source and Assumptions	Budget	Forecast	Plan	Plan
($ millions unless otherwise specified)	2010/11		2011/12	2012/13	Sensitivities 2010/11
Personal income tax	$5,861	$5,741	$6,053	$6,469
Current calendar year assumptions
Personal income growth	2.7%	2.7%	3.6%	4.6%	+/- 1% change in 2010 BC personal income growth equals +/- $50 to $100 million
Labour income growth	2.8%	3.0%	4.0%	4.8%
Tax base growth	2.9%	2.4%	4.2%	5.6%
Average tax yield	5.05%	4.86%	4.90%	4.93%
Current-year tax	$6,041	$5,952	$6,248	$6,648	+/- 1% change in 2009 BC personal or taxable income growth equals +/- $50 to $100 million one-time effect (prior-year adjustment) and could result in an additional base change in 2010/11
BC Tax Reduction	$-129	$-137	$-140	$-143
Low income climate action tax credit	$-153	$-153	$-161	$-168
Sales tax/BC HST credit	$-146	$-146	$-283	$-280
Other tax credits and refunds	$-100	$-100	$-98	$-93
Policy neutral elasticity *	1.4	1.2	1.4	1.4
Fiscal year assumptions
Prior-year adjustment		$-52
Family Bonus offset	$-7	$-7	$-5	$-4

2009 Tax-year	2009 Assumptions
Personal income growth	-1.5%	-1.2%
Tax base growth	-2.3%	0.5%
Average 2009 tax yield	5.12%	4.93%
2009 tax	$5,955	$5,897
BC Tax Reduction	$-127	$-135
Low income climate action tax credit	$-153	$-153
Sales tax credit	$-53	$-53
Other tax credits and refunds	$-106	$-106
Policy neutral elasticity *	1.0	1.6

* Ratio of annual per cent change in current-year revenue to annual per cent change in personal income (calendar year).

Corporate income tax	$847	$1,521	$1,625	$2,076
Components of revenue (fiscal year)
Advance instalments	$1,157	$1,476	$1,502	$1,767
International Business Activity Act refunds	$-10	$-20	$-20	$-20
Prior-year adjustment	$-300	$65	$143	$329
Current calendar year assumptions
National tax base ($ billions)	$169.7	$201.8	$225.4	$245.8	+/- 1% change in the 2010 national tax base equals +/- $15 to $25 million
BC instalment share of national tax base	11.8%	11.8%	11.2%	13.4%
Effective tax rates (general/small business)	10.5 / 2.5	10.5 / 2.5	10.0 / 2.5	10.0 / 0.6
BC tax base growth (post federal measures)	12.8%	19.8%	10.0%	6.8%
BC corporate profits growth	12.7%	19.6%	9.3%	7.8%	+/- 1% change in the 2009 BC tax base equals +/- $20 to $30 million in 2010/11
BC Tax credits
Film, Television and Production Services	$-163	$-178	$-188	$-198
Scientific Research and Experimental Development	$-140	$-140	$-149	$-149
Interactive Digital Media	$0	$-5	$-35	$-35
Other	$-26	$-46	$-46	$-56

2009 Tax-year	2009 Assumptions
BC tax base growth	-26.2%	-3.6%
BC corporate profits growth	-35.8%	-30.5%
Gross 2009 tax	$1,348	$1,758
Prior-year adjustments	$-300	$65
Prior years losses/gains (included in above)	$-150	$-150
BC Tax credits
Film, Television and Production Services	$-143	$-168
Scientific Research and Experimental Development	$-130	$-140
Other	$-21	$-31

Revenue is recorded on a cash basis. Due to lags in the federal collection and instalment systems, changes to the BC corporate profits and tax base forecasts affect revenue in the succeeding year. The 2010/11 instalments from the federal government reflect 9 months of payments related to the 2010 tax year (Apr/10-Dec/10) and 3 months of payments related to the 2011 tax year (Jan/11-Mar/11). Instalments for the 2010 (2011) tax year are based on BC’s share of the national tax base for the 2008 (2009) tax year and a forecast of the 2010 (2011) national tax base. BC’s share of the 2008 national tax base was 11.8%, based on tax assessments as of December 31, 2009. Cash adjustments for any under/over payments from the federal government in respect of 2009 will be received/paid on March 31, 2011.

First Quarterly Report 2010/11

Appendix

Table A5 Material Assumptions — Revenue (continued)

		Updated	Updated	Updated
Revenue Source and Assumptions	Budget	Forecast	Plan	Plan
($ millions unless otherwise specified)	2010/11		2011/12	2012/13	Sensitivities 2010/11
Harmonized sales tax	$3,784	$3,819	$5,401	$5,745
Calendar Year					+/- 1% change in consumer expenditure growth equals up to +/- $30 million
Nominal consumer expenditure	4.3%	4.4%	4.6%	5.0%
Nominal residential investment	17.9%	14.6%	6.6%	4.9%
Above two bases represent about 84% of the total base

HST Rebates (% rebate of the provincial portion of the HST paid)					+/- 1% change in residential construction growth equals up to +/- $10 million
Municipalities	75%	75%	75%	75%
Charities and non-profit organizations	57%	57%	57%	57%
New housing (up to $26,250)	71.43%	71.43%	71.43%	71.43%
School authorities	87%	87%	87%	87%
Universities and public colleges	75%	75%	75%	75%
Hospital authorities	58%	58%	58%	58%

Components of revenue					+/- 1% change in the proportion of the consumer expenditure and residential construction bases equals up to -/+ $40 million
Gross	$4,914	$4,969	$6,946	$7,355
Input tax credit denial (temporary)	$118	$118	$162	$168
Rebates:
- Point of sale	$(248)	$(268)	$(332)	$(334)
- Municipalities, charities & non profit organizations	$(220)	$(219)	$(305)	$(320)
- SUCH sector	$(167)	$(170)	$(237)	$(249)
- New housing	$(438)	$(436)	$(613)	$(644)
- Residential energy use	$(175)	$(175)	$(220)	$(231)
Other sales taxes	$1,399	$1,399	$201	$173
Components of social service tax revenue
Consolidated Revenue Fund (net of commissions)	$1,210	$1,210	$0	$0
BC Transportation Financing Authority	$3	$3	$0	$0
Recoveries	$61	$61	$30	$0
Continued tax on private sales of vehicles (12% rate).	$125	$125	$171	$173
Fuel and carbon taxes	$1,604	$1,620	$1,830	$2,048
Calendar Year
Real GDP	2.2%	3.1%	2.2%	2.8%
Gasoline volumes	-1.0%	0.0%	0.0%	0.0%
Diesel volumes	1.0%	2.0%	2.0%	2.0%
Natural gas volumes	2.0%	1.0%	1.0%	1.0%

Carbon tax rates (July 1)
Carbon dioxide equivalent emissions ($/tonne)	$20	$20	$25	$30
Natural gas (cents/gigajoule)	99.32 ¢	99.32 ¢	124.15 ¢	148.98 ¢
Gasoline (cents/litre)	4.45 ¢	4.45 ¢	5.56 ¢	6.67 ¢
Light fuel oil (cents/litre)	5.11 ¢	5.11 ¢	6.39 ¢	7.67 ¢
Carbon tax revenue	$727	$730	$933	$1,141
Carbon tax rates change on July 1
Components of fuel tax revenue
Consolidated Revenue Fund	$452	$459	$464	$471
BC Transit	$11	$11	$11	$11
BC Transportation Financing Authority	$414	$420	$422	$425
	$877	$890	$897	$907
Property taxes	$1,906	$1,916	$1,917	$2,007
Calendar Year
BC Consumer Price Index	1.8%	1.7%	1.9%	2.1%	+/- 1% change in new construction and inflation equals up to +/- $5 million in residential property taxation revenue
Housing starts	20,480	23,600	23,901	25,060
Home owner grants (fiscal year)	$-723	$-724	$-804	$-824

Components of revenue
Residential (net of home owner grants)	$669	$679	$646	$677
Non-residential	$987	$988	$1,008	$1,042	+/- 1% change in new construction and inflation equals up to +/- $5 million in non-residential property taxation revenue
Rural area	$83	$82	$85	$86
Police	$23	$23	$23	$23
BC Assessment Authority	$76	$76	$78	$81
BC Transit	$70	$70	$79	$100
Commissions	$(2)	$(2)	$(2)	$(2)

First Quarterly Report 2010/11

Appendix

Table A5 Material Assumptions — Revenue (continued)

		Updated	Updated	Updated
Revenue Source and Assumptions	Budget	Forecast	Plan	Plan
($ millions unless otherwise specified)	2010/11		2011/12	2012/13	Sensitivities 2010/11
Other taxes	$2,021	$2,086	$2,079	$2,137
Calendar Year
Population	1.5%	1.6%	1.5%	1.4%
BC Consumer Price Index	1.8%	1.7%	1.9%	2.1%
BC housing starts	27.4%	46.8%	1.3%	4.8%
Real GDP	2.2%	3.1%	2.2%	2.8%
Nominal GDP	4.5%	5.0%	4.0%	5.1%

Components of revenue
Property transfer	$900	$900	$980	$1,027
Tobacco (net of commissions)	$686	$747	$686	$686
Corporation capital	$0	$4	$0	$0
Insurance premium	$403	$403	$413	$424
Hotel room (net of commissions)	$32	$32	$0	$0
Energy, sales of Crown land tenures, metals, minerals and other	$2,320	$2,138	$2,558	$2,871
Natural gas price					+/- $1.00 change in the
Plant inlet, $Cdn/gigajoule	$4.29	$3.35	$4.02	$4.64	natural gas price equals
Sumas, $US/ MMBtu	$5.71	$4.76	$5.59	$6.19	+/- $255 to $305 million
Natural gas volumes (petajoules)					+/- 1% change in natural gas
Base gas production	517	517	444	371	volumes equals +/- $5 to $15
Incremental gas production	686	686	1,038	1,325	million
Total gas volume production	1,203	1,203	1,482	1,696	+/- 1 cent change in the exchange rate equals +/- $15 to $25 million on natural gas royalties
Annual per cent change	7.9%	8.8%	23.2%	14.4%

Oil price ($US/bbl at Cushing, Ok)	$80.02	$79.24	$84.33	$87.71
Auctioned land base (000 hectares)	582	628	616	609
Average bid price/hectare ($)	$1,200	$1,500	$943	$1,198
Cash sales of Crown land tenures	$698	$942	$581	$730
Metallurgical coal price ($US/tonne, fob west coast)	$167	$222	$232	$234
Copper price ($US/lb)	$3.19	$2.91	$3.00	$2.75
Annual electricity volumes set by treaty (million mega-watt hours)	4.6	4.6	4.5	4.3	+/- 10% change in the average Mid-Columbia electricity price equals +/- $25 to $30 million
Mid-Columbia electricity price ($US/mega-watt hour)	$53	$40	$45	$48

Exchange rate (US¢/ Cdn$, calendar year)	97.4	96.1	98.9	98.5

Components of revenue

Based on a recommendation from the Auditor General to be consistent with generally accepted accounting principles, bonus bid revenue recognition reflects nine-year deferral of cash receipts from the sale of Crown land tenures

Natural gas royalties	$698	$532	$794	$1,075
Bonus bids, fees and rentals	$993	$935	$969	$981
Petroleum royalties	$68	$78	$73	$70
Columbia River Treaty electricity sales	$230	$170	$190	$195
Coal	$226	$327	$432	$436
Minerals, metals and other	$71	$62	$61	$71
Oil and Gas Commission fees and levies	$34	$34	$39	$43

Royalty programs and infrastructure credits
Summer drilling	$-37	$-37	$-37	$-37
Deep drilling	$-130	$-101	$-151	$-223
Road and pipeline infrastructure	$-115	$-56	$-127	$-105
Total	$-282	$-194	$-315	$-365
Implicit average natural gas royalty rate	13.5%	13.2%	13.3%	13.6%

Royalty program (marginal, low productivity and ultra marginal drilling) adjustments reflect reduced royalty rates. Natural gas royalties incorporate royalty programs and Treasury Board approved infrastructure credits.

First Quarterly Report 2010/11

Appendix

Table A5 Material Assumptions — Revenue (continued)

		Updated	Updated	Updated
Revenue Source and Assumptions	Budget	Forecast	Plan	Plan
($ millions unless otherwise specified)	2010/11		2011/12	2012/13	Sensitivities 2010/11
Forests	$491	$462	$610	$641
Prices (calendar year average)

+/- US$50 change in SPF price equals +/- $35 to $70 million

+/- US$100 change in hemlock price equals +/- $10 to $20 million

+/- US$50 change in pulp price equals +/-$5 to $10 million

+/- Cdn$10 change in average log price equals +/-$30 to $50 million

+/- 1 cent change in exchange rate equals

+/- $8 to $10 million on stumpage revenue

SPF 2x4 ($US/1000 bd ft)	$225	$240	$238	$288
Random Lengths Composite
($US/thousand board feet)	$260	$278	$273	$323
Hemlock price ($US/1000 bd ft)	$750	$765	$713	$675
Pulp ($US/tonne)	$763	$920	$865	$738
Coastal log ($Cdn/cubic metre)
(Vancouver Log Market, fiscal year)	$66	$67	$67	$71

Fiscal Year Trade Assumptions
Export tax rate (effective rate)	15.0%	12.9%	13.8%	6.3%
Lumber shipments and consumption (billion board feet)
U.S. lumber consumption	35.1	33.0	36.4	39.4
BC surge trigger volumes	7.4	7.0	7.7	8.4
BC lumber exports to US	6.2	5.9	6.8	7.8

Crown harvest volumes (million cubic metres)					+/- 10% change in Interior harvest volumes equals
Interior	37.2	39.0	40.5	42.0	+/- $15 to $20 million
Coast	7.8	11.0	11.5	13.0	+/- 10% change in Coastal harvest volumes equals
Total	45.0	50.0	52.0	55.0
BC Timber Sales (included in above)	10.9	10.9	11.1	11.8	+/- $6 to $12 million

Components of revenue					The above sensitivities relate to stumpage revenue only. Depending on market conditions, changes in stumpage revenues may be offset by changes in border tax revenues.
Tenures	$148	$133	$216	$307
BC Timber Sales	$137	$137	$153	$172
Federal border tax (SLA 2006)	$181	$166	$212	$125
Logging tax	$4	$4	$7	$15
Other CRF revenue	$10	$10	$11	$11
Recoveries	$11	$12	$11	$11
Other natural resources	$397	$404	$433	$461
Components of revenue
Water rental and licences*	$332	$339	$367	$395
Recoveries	$46	$46	$47	$47
Angling and hunting permits and licences	$12	$12	$12	$12
Recoveries	$7	$7	$7	$7

* Incorporates only BC Hydro rate increases approved by the BC Utilities Commission

Other revenue	$7,874	$8,007	$8,480	$8,499
Components of revenue
Fees and licences
Consolidated Revenue Fund	$2,495	$2,512	$2,636	$2,761
Recoveries	$212	$223	$127	$134
Crown corporations and agencies	$98	$102	$102	$105
Other service delivery agencies	$1,551	$1,604	$1,648	$1,685
Investment earnings
Consolidated Revenue Fund	$47	$65	$74	$85
Fiscal agency loans & sinking funds earnings	$726	$725	$817	$929
Crown corporations and agencies	$48	$48	$59	$65
Other service delivery agencies	$100	$101	$128	$134
Sales of goods and services	$701	$709	$740	$762
Miscellaneous
Consolidated Revenue Fund	$194	$184	$187	$195
Recoveries	$501	$527	$477	$467
Crown corporations and agencies	$75	$84	$386	$73
Other service delivery agencies	$1,126	$1,123	$1,099	$1,104

First Quarterly Report 2010/11

Appendix

Table A5 Material Assumptions — Revenue (continued)

		Updated	Updated	Updated
Revenue Source and Assumptions	Budget	Forecast	Plan	Plan
($ millions unless otherwise specified)	2010/11		2011/12	2012/13	Sensitivities 2010/11
Health and social transfers	$5,165	$5,127	$5,368	$5,667
National Cash Transfers
Canada Health Transfer (CHT)	$25,426	$25,426	$26,952	$28,569
Wait Times Reduction Transfer (WTRT)	$250	$250	$250	$250	+/- 0.1% change in BC’s
Canada Social Transfer (CST)	$11,178	$11,178	$11,514	$11,859	population share equals
BC share of national population (June 1)	13.26%	13.27%	13.33%	13.39%	+/- $45 to $50 million
BC health and social transfers revenue
CHT	$3,597	$3,574	$3,777	$4,022
WTRT	$33	$33	$33	$34
CST	$1,482	$1,483	$1,535	$1,588
Prior-year adjustments		$-14
Health deferral
Diagnostic and Medical Equipment	$16	$16	$16	$16
Medical Equipment Trust	$7	$7	$7	$7
Human Papillomavirus Immunization Trust	$13	$11	—	—
Patient Wait Times Guarantee Trust	$17	$17	—	—
Other federal contributions	$2,520	$2,741	$2,059	$1,440
Components of revenue
HST Transitional Funding	$769	$769	$580	—
Other Consolidated Revenue Fund	$176	$259	$156	$149
Labour Market Development Agreement	$296	$349	$294	$292
Local Government Services and Transfers	$172	$172	$50	$50
Canada-BC Co-operation on Immigration	$104	$104	$74	$74
Labour Market Agreement	$66	$66	$66	$66
Strategic Training and Transition Fund	—	$30	—	—
Police Officer’s Recruitment Fund	$21	$21	$2	—
Community Development Trust	$13	$22	—	—
Community Adjustment Fund Agreement	$15	$15	—	—
Other recoveries	$167	$181	$165	$160
Crown corporations and agencies	$308	$286	$205	$175
Other service delivery agencies	$413	$467	$467	$474
Service delivery agency direct revenue	$5,028	$5,138	$5,463	$5,237
School districts	$484	$484	$483	$483
Post-secondary institutions	$2,460	$2,567	$2,637	$2,693
Health authorities and hospital societies	$734	$734	$723	$727
BC Transportation Financing Authority	$471	$486	$486	$494
Other service delivery agencies	$879	$867	$1,134	$840
Commercial Crown corporation net income	$3,001	$2,984	$2,982	$3,002
BC Hydro	$617	$604	$669	$655
reservoir water inflows	100%	90%	100%	100%	+/-1% in hydro generation
					= +/-$15 million
mean gas price	5.44	4.68	5.46	5.70	+/-10% = -/+$10 million
(Sumas, $US/MMbtu – BC Hydro forecast based on NYMEX forward selling prices)
electricity prices	42.13	40.80	42.24	44.58	+/-$1/MWh in electricity trade margins = +/-$35
(Mid-C, $US/MWh)
assumed rate increases:					million
- base rate	6.11%	6.11%	15.61%	5.17%
- rate rider changes from prior year	3.00%	3.00%	1.00%	0.00%

Assumed base rate increases for 2010/11 through 2012/13 reflect the notional annual increases that would be required for BC Hydro to earn its allowed return on equity as mandated by the BCUC. These increases are included for planning purposes only. Actual rate increases in these years will be determined by future applications to, and approval from, the BCUC.

ICBC	$303	$339	$238	$212
vehicle growth	+ 1.3%	+ 1.5%	+ 1.8%	+ 1.8%	+/-1% = +/-$37 to $39 million
current claims cost percentage change	+ 3.7%	+ 1.7%	+ 2.4%	+ 4.8%	+/-1% = -/+$27 to $31 million
investment return	4.4%	3.9%	3.9%	4.6%	+/ -1% return = +/-$111
					to $118 million
loss ratio	85.1%	82.9%	84.9%	87.6%

First Quarterly Report 2010/11

Appendix

Table A6 Natural Gas Price Forecasts – 2010/11 to 2012/13

				Adjusted to fiscal years and
Private sector forecasts (calendar year)				$C/gigajoule at plant inlet
	2010	2011	2012	2010/11	2011/12	2012/13
GLJ Henry Hub US$/MMBtu (Jul 1,10)	4.82	5.50	6.20	3.19	3.44	4.09
Sproule Henry Hub US$/MMBtu (Jun 30, 10)	4.85	5.50	5.81	3.18	3.33	3.90
McDaniel Henry Hub US$/MMBtu (Jul 1,10)	4.93	5.60	6.20	3.26	3.51	4.17
AJM Henry Hub US$/Mcf (Jun 30,10)	4.77	5.90	6.55	3.06	3.60	4.18
GLJ Alberta AECO-C Spot CDN$/MMBtu (Jul 1,10)	4.68	5.21	5.95	3.69	4.34	4.97
Sproule Alberta AECO-C Spot CDN$/MMBtu (Jun 30, 10)	4.61	5.12	5.45	3.64	4.14	4.69
McDaniel AECO-C Spot C$/MMBtu (Jul 1,10)	4.68	5.30	5.90	3.72	4.38	4.99
AJM AECO-C Spot C$/Mcf (Jun 30, 10)	4.64	5.70	6.55	3.77	4.63	5.25
GLJ Sumas Spot US$/MMBtu (Jul 1,10)	4.80	5.05	5.75	3.48	3.69	4.34
Sproule Sumas Spot CDN$/MMBtu (Jun 30, 10)	4.97	5.61	5.94	3.61	4.08	4.63
GLJ BC Spot Plant Gate CDN$/MMBtu (Jul 1,10)	4.33	4.80	5.53	3.42	3.99	4.62
Sproule BC Plant Inlet CDN$/MMBtu (Jun 30, 10)	3.70	4.44	4.77	3.74	4.30	4.84
McDaniel BC Spot Plant Gate C$MMBtu (Jul 1,10)	4.40	5.10	5.70	3.61	4.24	4.85
AJM BC Spot Plant Gate C$/Mcf (Jun 30, 10)	4.43	5.40	6.25	3.59	4.41	5.03
GLJ Midwest Chicago US$/MMBtu (Jul 1,10)	5.05	5.60	6.30	3.43	3.76	4.41
Sproule Alliance Plant Gate CDN$/MMBtu (Jun 30, 10)	3.83	4.39	4.82	3.10	3.48	4.12
EIA Henry Hub US$/MMBtu (Jul 7, 10)	4.71	5.17	n/a	2.79	n/a	n/a
TD Economics Henry Hub FuturesUS$/MMBtu (Jun 29, 10)	4.58	5.44	n/a	2.73	n/a	n/a
Scotiabank Group Henry Hub US$/MMBtu (Jun 1, 10)	4.75	4.75	n/a	2.80	n/a	n/a
BMO Alberta Empress US$/MMBtu (Jun 16, 10)	4.10	5.15	n/a	3.12	n/a	n/a
RBC Financial Henry Hub US$/Mcf (Jul 20, 10)	5.00	5.75	n/a	3.05	n/a	n/a
Exports Development Canada Henry Hub US$/MMBtu (Jul 7, 10)	5.00	5.90	n/a	3.23	n/a	n/a
Insite Henry Hub US$/MMBtu (Jun 30, 10)	4.87	5.50	6.25	3.50	4.71	5.41
Fekete AECO-C Spot CDN$/MMBtu (Jul 14, 10)	4.47	5.10	6.00	3.57	4.28	5.09
NYMEX Forward Market converted to Plant Inlet CDN$/GJ (Jul 7, 10)				2.86	3.24	3.53
Average all minus high/low				3.35	4.02	4.64
Average one forecast per consultant minus high/low				3.31	4.24	4.89
Natural gas royalty price forecast				3.35	4.02	4.64

GLJ: Gilbert Laustsen Jung Petroleum Consultants Ltd

AJM: Ashton Jenkins Mann Petroleum Consultants

US EIA: US Energy Information Administration

McDaniel: McDaniel & Associates Consultants Ltd

AECO: Alberta Energy Company

Natural Gas Prices

•      The private sector price outlook for natural gas over the next three years has weakened since Budget 2010.

•      Average prices are expected to remain volatile largely influenced by economic demand, inventory levels, weather, other energy prices, changes in drilling technologies, and overseas supply of liquefied natural gas.

First Quarterly Report 2010/11

Appendix

Table A7 Material Assumptions – Expense

		Updated	Updated	Updated
Ministry Programs and Assumptions	Budget	Forecast	Plan	Plan
($ millions unless otherwise specified)	2010/11		2011/12	2012/13	Sensitivities 2010/11
Advanced Education and Labour Market Development	2,114	2,114	2,115	2,121	The number of student spaces may vary depending on the financial and other policies of post secondary institutions.

Student spaces in public institutions (# of FTEs)	205,278	205,278	205,563	205,754
Attorney General	468	468	458	458

The number of criminal cases proceeded on by the provincial and federal Crown (including appeals to higher courts in BC), the number of civil and family litigation cases, the number of violation tickets disputed, and the number of municipal bylaw tickets disputed which would go to court for resolution.

New cases filed/processed (# for all courts)	295,000	295,000	295,000	295,000

Crown Proceeding Act (CPA)	25	25	25	25	The number and size of litigation brought against the province, as well as the effectiveness of mitigation strategies and legal defence.
Children and Family Development	1,334	1,334	1,334	1,334

Caseload is expected to decline over the next 2 years then flatten out. This is due to large number of 15 to 17 year olds currently in the system who will reach maturity. Number of aboriginal children in care may also decrease over time. A 1% increase in the cost per case or a 1% increase in the average caseload will affect expenditures by approximately $2.8 million.

Average children-in-care caseload (#)	8,500	8,500	8,300	8,300

Average annual residential cost per child in care ($)	33,800	33,800	34,500	35,200

Education	5,165	5,165	5,243	5,265	Enrolment figures are based on BC Stats enrolment trends, to which the Ministry has added forecasts for distributed learning, adult education, and summer learning.
Enrolment (# of FTEs)	561,734	561,734	567,652	566,711
School age (K–12)	524,879	524,879	522,255	520,949
Expanded full-day kindergarten	7,543	7,543	15,085	15,450
Distributed Learning (online)	14,000	14,000	15,000	15,000
Summer	7,093	7,093	7,093	7,093
Adults	8,219	8,219	8,219	8,219
Forests and Range	641	861	595	606	Over the past several years, fire fighting costs have ranged from a low of $19 million in 1997 to an estimated $382 million in 2009.
Direct Fire Fighting	52	272	52	52
BC Timber Sales	159	159	158	168

Targets can be impacted by changes to actual inventory costs incurred. There is a lag of approximately 2 years between when inventory costs are incurred and when they are expensed. Volume harvested can also impact targets. For example, if volume harvested is less than projected in any year then capitalized expenses will also be reduced in that year.

First Quarterly Report 2010/11

Appendix

Table A7 Material Assumptions – Expense (continued)

		Updated	Updated	Updated
Ministry Programs and Assumptions	Budget	Forecast	Plan	Plan
($ millions unless otherwise specified)	2010/11		2011/12	2012/13	Sensitivities 2010/11
Health Services	14,760	14,760	15,680	16,127
Pharmacare	1,090	1,090	1,145	1,201	A 1% change in utilization or drug prices affects costs by approximately $10 million.
Medical Services Plan (MSP)	3,616	3,616	3,823	3,922	A 1% increase in volume of services provided by fee-for-service physicians affects costs by approximately $25 million.
Regional Health Sector funding	9,581	9,581	10,213	10,489
Housing and Social Development	2,730	2,730	2,694	2,694

The expected to work caseload is sensitive to fluctuations in economic and employment trends in the service sector. A 1% change in the Temporary Assistance annual average caseload or average cost per case will affect expenditures by approximately $4.5 million annually.

Temporary Assistance annual average caseload (#)	57,406	57,406	49,981	49,970
Disability Assistance annual average caseload (#)	76,190	76,190	78,955	78,955

The caseload for persons with disabilities is sensitive to the aging of the population and longer life expectancy for individuals with disabilities and significant health issues. A 1% change in the Disability Assistance annual average caseload or average cost per case will affect expenditures by approximately $7.5 million annually.

Total annual average caseload (#)	133,596	133,596	128,936	128,925	The average cost per case is sensitive to the composition of the caseload, and reported income.
Adult Community Living:					The adult community living caseload is sensitive to the pressures of an aging population. A 1% increase in the adult caseload will increase expenditures by approximately $2.4 million.
Residential Services:
Average caseload (#)	5,501	5,501	5,681	5,875
Average cost per client ($)	68,400	68,400	66,233	64,046
Day Programs:
Average caseload (#)	13,201	13,201	13,983	14,666
Average cost per client ($)	19,074	19,074	18,243	17,394
Personal Supports Initiative
Average caseload (#)	133	133	220	220
Average cost per client ($)	44,383	44,383	41,832	41,832

First Quarterly Report 2010/11

Appendix

Table A7 Material Assumptions – Expense (continued)

		Updated	Updated	Updated
Ministry Programs and Assumptions	Budget	Forecast	Plan	Plan
($ millions unless otherwise specified)	2010/11		2011/12	2012/13	Sensitivities 2010/11
Public Safety and Solicitor General	602	602	602	603	The volume and severity of criminal activity, the number of inmate beds occupied and the number of offenders under community supervision.
Emergency Program Act (EPA)	15	15	15	15	The number and severity of natural disasters.
Management of Public Funds and Debt	1,301	1,299	1,340	1,390	Full year impact on MoPD on interest costs of a 1% change in interest rates equals $45.8 million; $100 million increase in debt level equals $3.1 million.
Interest rates for new provincial borrowing:
Short-term	0.81%	0.93%	2.20%	3.15%
Long-term	4.55%	4.16%	4.63%	5.08%
CDN/US exchange rate (cents)	101.9	103.7	100.8	101.7
Service delivery agency net spending	4,082	4,149	4,918	5,488
School districts	293	266	264	326
Post-secondary institutions	2,287	2,391	2,586	2,710
Health authorities and hospital societies	590	595	579	739
BC Transportation Financing Authority	802	817	919	1,000
Other service delivery agencies	110	80	570	713

Table A8 Full-Time Equivalents (FTEs) (1) – 2006/07 to 2012/13

					Updated	Updated	Updated
	Actual	Actual	Actual	Actual	Forecast	Plan	Plan
	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13
Ministries and special offices (CRF)	28,647	30,224	31,874	31,353	30,296	28,501	27,732
Service delivery agencies (2)	3,917	4,128	4,403	4,508	4,204	4,249	4,268
Total FTEs	32,564	34,352	36,277	35,861	34,500	32,750	32,000

(1)   Full-time equivalents (FTEs) are a measure of staff employment. FTEs are calculated by dividing the total hours of employment paid for in a given period by the number of hours an individual, full-time person would normally work in that period. This does not equate to the physical number of employees. For example, two half-time employees would equal one FTE, or alternatively, three FTEs may represent two full-time employees who have worked sufficient overtime hours to equal an additional FTE.

(2)   Service delivery agency FTE amounts do not include SUCH sector staff employment.

First Quarterly Report 2010/11

Appendix

Table A9 Capital Spending – 2006/07 to 2012/13

					Updated		Updated	Updated
	Actual	Actual	Actual	Actual	Forecast		Plan	Plan
($ millions)	2006/07	2007/08	2008/09	2009/10	2010/11		2011/12	2012/13
Taxpayer-supported
Education
Schools (K–12)	322	380	413	482	497		420	356
Post-secondary	874	782	658	672	808		571	394
Health	760	881	892	927	1,138		777	486
BC Transportation Financing Authority	821	884	881	918	1,583		1,120	1,127
BC Transit	13	37	77	150	89		163	208
Vancouver Convention Centre expansion project	105	251	242	41	15		—	—
BC Place rejuvenation	—	—	45	75	391		51	—
Government ministries	355	335	430	306	395		277	194
Other (1)	159	122	140	183	387		119	31
Capital spending contingencies	—	—	—	—	300	(2)	114	161
Total taxpayer-supported	3,409	3,672	3,778	3,754	5,603		3,612	2,957

Self-supported
BC Hydro	807	1,076	1,397	2,406	1,770		2,228	2,317
BC Transmission Corporation	50	70	19	12	—		—	—
Columbia River power projects (3)	19	29	32	16	14		6	4
Transportation Investment Corporation	—	—	215	777	735		539	545
BC Railway Company (4)	19	20	10	14	—		—	—
ICBC	22	23	22	22	55		86	77
BC Lotteries	44	60	97	92	107		120	120
Liquor Distribution Branch	22	18	17	19	24		24	27
Total self-supported commercial	983	1,296	1,809	3,358	2,705		3,003	3,090

Total capital spending	4,392	4,968	5,587	7,112	8,308		6,615	6,047

(1)   Includes BC Housing Management Commission, Provincial Rental Housing Corporation, Rapid Transit Project 2000, and other service delivery agencies.

(2)   Includes $30 million for ministry capital contingencies.

(3)   Joint ventures of the Columbia Power Corporation and Columbia Basin Trust. In August 2010, CPC/CBT reached an agreement in principle for a partnership with Fortis Inc. to develop an electricity generating facility at the Waneta Dam south of Trail. Capital spending information will be included in the next forecast update after the agreement has been finalized.

(4)   Responsibility for the BC Railway Company was transferred to the BC Transportation Financing Authority effective April 1, 2010.

First Quarterly Report 2010/11

Appendix

Table A10 Capital Expenditure Projects Greater Than $50 million (1)

Note: Information in bold type denotes changes from Budget 2010.

	Projected		Total Costs	Projected	Total	Project Financing
	Completion		to	Costs to	Capital	Internal/	Federal	Other
($ millions)	Date		June 30, 2010	Complete	Costs	Debt	Government	Contributions
Taxpayer-supported
K—12 Schools
Revelstoke Elementary and Secondary	Fall 2011		9	51	60	58	—	2
Chilliwack Secondary	Fall 2012		1	57	58	58	—	—
Burnaby Central Secondary	Spring 2012		18	46	64	64	—	—
Centennial Secondary	Fall 2014		—	62	62	62	—	—
Alberni District Secondary	Fall 2012		4	54	58	54	—	4
Full-day kindergarten	Fall 2012		—	144	144	144	—	—
Total K—12 schools			32	414	446	440	—	6
Post secondary facilities
University of British Columbia
— Pharmaceutical Sciences and Centre for Drug Research & Development	Fall 2012		3	130	133	86	3	44
Health facilities
Surrey Outpatient Facility
— Government direct cost	Spring 2011		15	50	65	65	—	—
— P3 contract	Spring 2011		135	37	172	172	—	—
Victoria Royal Jubilee Hospital — Patient Care Centre
— Government direct cost	Spring 2013		111	39	150	23	—	127
— P3 contract	Spring 2011		154	45	199	199	—	—
Fort St. John Hospital and Residential Care
— Government direct cost	Spring 2012		105	160	265	169	—	96
— P3 contract	Spring 2012		—	33	33	33	—
Expansions to Kelowna General and
Vernon Jubilee Hospitals
— Government direct cost	Fall 2012		162	113	275	26	—	249
— P3 contract	Fall 2012		140	18	158	158	—	—
Northern Cancer Centre initiative (2)
— Government direct cost	Winter 2012		20	71	91	88	—	3
— P3 contract	Winter 2012		14	1	15	15	—	—
Surrey Emergency/Critical Care Tower (3)	Summer 2013		12	513	525	505	—	20
Interior Heart and Surgical Centre (4)	Spring 2017		6	387	393	302	—	91
Children’s and Women’s Hospital (5)	Fall 2017		—	682	682	532	—	150
Total health facilities			874	2,149	3,023	2,287	—	736
Transportation
Pitt River Bridge	Fall 2009	(6)	204	3	207	110	90	7
Sea-to-Sky Highway
— Government direct cost	Fall 2009	(7)	225	11	236	234	—	2
— P3 contract	Fall 2009		561	—	561	561	—	—
South Fraser Perimeter Road
— Government direct cost	Summer 2014		502	560	1,062	697	365	—
— P3 contract	Summer 2014		—	202	202	202	—	—
Sierra Yoyo-Desan Road upgrade	Fall 2012		52	135	187	187	—	—
Total transportation			1,544	911	2,455	1,991	455	9
Other
Vancouver Convention Centre expansion project	Summer 2009	(7)	828	13	841	499	222	120
BC Place rejuvenation (8)	Summer 2011		169	394	563	563	—	—
Integrated case management system	Fall 2014		45	137	182	182	—	—
Surrey Pretrial Service Centre expansion	Fall 2013		3	127	130	130	—	—
e-Health initiative (9)	Spring 2013		194	68	262	138	124	—
Total other			1,239	739	1,978	1,512	346	120
Total taxpayer-supported			3,692	4,343	8,035	6,316	804	915

First Quarterly Report 2010/11

Appendix

Table A10 Capital Expenditure Projects Greater Than $50 million (1) (continued)

Note: Information in bold type denotes changes from Budget 2010.

	Projected		Total Costs	Projected	Total	Project Financing
	Completion		to	Costs to	Capital	Internal/	Federal	Other
($ millions)	Date		June 30, 2010	Complete	Costs	Debt	Government	Contributions
Self-supported
Transportation
Port Mann Bridge / Highway 1	Winter 2013		1,157	2,162	3,319	3,319	—	—
Power generation and transmission
BC Hydro
— Mica Dam — generator stator replacement	Fall 2009	(7)	85	4	89	89	—	—
— Aberfeldie redevelopment	Spring 2009	(7)	93	2	95	95	—	—
— GM Shrum G1—G4 stator replacement	Fall 2010		75	7	82	82	—	—
— Peace Canyon G1—G4 turbine overhaul	Fall 2009	(7)	42	3	45	45	—	—
— Revelstoke Unit 5 generation (10)	Fall 2010		219	31	250	250	—	—
— Cheakamus spillway gate reliability upgrade	Fall 2011		41	32	73	73	—	—
— Mica Dam gas insulated switchgear replacement (10)	Summer 2013		47	153	200	200	—	—
— Fort Nelson generating station upgrade (10)	Fall 2011		37	128	165	165	—	—
— Ruskin Dam safety and powerhouse upgrade	TBD	(11)	37	15	52	52	—	—
— Stave Falls spillway gate reliability upgrade	Fall 2012		9	63	72	72	—	—
— GM Shrum units 1 to 5 turbine upgrade	Fall 2016		9	305	314	314	—	—
— Hugh Keenleyside spillway gate reliability upgrade	Fall 2013		11	91	102	102	—	—
— Mica units 5 and 6 project (10)	Fall 2015		24	776	800	800	—	—
— Vancouver Island transmission reinforcement	Winter 2008	(7)	307	(1)	306	306	—	—
— Interior to Lower Mainland transmission line	Fall 2014		43	556	599	599	—	—
— Central Vancouver Island transmission line	Fall 2010		39	52	91	91	—	—
— Vancouver City Central transmission	Spring 2012		13	188	201	201	—	—
— Columbia Valley transmission	Fall 2012		5	140	145	145	—	—
— Southern Interior series compensation	Fall 2014		1	60	61	61	—	—
— Dawson Creek area reinforcement	Fall 2013		1	131	132	132	—	—
— Seymour Arm series capacitor	Fall 2013		—	58	58	58	—	—
— Northwest transmission line	Winter 2012		1	403	404	184	130	90
— Smart metering and smart grid programs	Summer 2013		34	896	930	930	—	—
Columbia River power projects (12)
— Waneta Dam power expansion	TBD		TBD	TBD	TBD	TBD	TBD	TBD
Total power generation and transmission			1,173	4,093	5,266	5,046	130	90
Total self-supported			2,330	6,255	8,585	8,365	130	90
Total $50 million projects			6,022	10,598	16,620	14,681	934	1,005

(1)

Only projects that receive provincial funding and have been approved by Treasury Board and/or Crown corporation boards are included in this table. Ministry service plans may include projects that still require final approval. Capital costs reflect current government accounting policy.

(2)	Figures shown do not include an approved project reserve of $5 million.
(3)	Figures shown are based on preliminary Treasury Board approvals and do not include approved project reserve of $32 million. These amounts will change after P3 contracts are finalized.
(4)	Figures shown are based on preliminary Treasury Board approvals and do not include an approved project reserve of $55 million. These amounts will change after P3 contracts are finalized.
(5)	Figures shown are based on preliminary Treasury Board approvals. These amounts will change after P3 contracts are finalized.
(6)	The Pitt River bridge is open for traffic and decommissioning of the old bridge is forecast to be complete in Summer 2010.
(7)	Assets have been put into service and only trailing costs remain.
(8)	BC Place rejuvenation includes $458 million to install a retractable roof and $105 million to refurbish the facilities.
(9)	The e-Health initiative is comprised of 7 distinct projects. Figures shown reflect the total costs of the 7 Ministry of Health Services’ provincially co-ordinated e-Health projects.
(10)

Total costs and completion dates for these projects vary depending on the final scope. Information presented represents the highest cost estimates and latest completion dates (except for Mica Dam Units 5 and 6 which has a range from $640 million to $950 million).

(11)	Definition phase of the Ruskin Dam safety and powerhouse upgrade project was approved for $52 million. The total project cost and completion date are being developed.
(12)

Joint ventures of the Columbia Power Corporation and Columbia Basin Trust. In August 2010, CPC/CBT reached an agreement in principle for a partnership with Fortis Inc. to develop an electricity generating facility at the Waneta Dam south of Trail. Capital spending information will be included in the next forecast update after the agreement has been finalized.

First Quarterly Report 2010/11

Appendix

Table A11 Statement of Financial Position — 2006/07 to 2012/13(1)

					Updated	Updated	Updated
	Actual	Actual	Actual	Actual	Forecast	Plan	Plan
($ millions)	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13
Financial assets
Cash and temporary investments	3,492	5,994	5,226	2,913	2,813	3,225	3,634
Other financial assets	8,003	8,294	7,360	8,731	8,827	9,665	9,905
Sinking funds	3,798	2,649	2,134	1,329	1,355	1,151	1,302
Investments in commercial Crown corporations
Retained earnings	4,415	5,081	5,728	7,231	7,110	7,528	7,951
Recoverable capital loans	7,170	7,719	9,149	11,471	13,272	15,162	17,096
	11,585	12,800	14,877	18,702	20,382	22,690	25,047
Warehouse borrowing program assets	—	—	2,081	—	—	—	—
	26,878	29,737	31,678	31,675	33,377	36,731	39,888
Liabilities
Accounts payable & accrued liabilities (2)	7,225	8,075	7,414	6,994	7,131	7,460	7,878
Deferred revenue	6,174	7,368	9,431	9,997	10,834	10,896	10,907
Debt:
Taxpayer-supported debt	25,968	26,589	26,446	30,021	33,669	37,267	38,729
Self-supported debt	7,471	8,048	11,568	11,864	13,650	15,526	17,444
Forecast allowance	—	—	—	—	300	300	400
Total provincial debt	33,439	34,637	38,014	41,885	47,619	53,093	56,573
Add: debt offset by sinking funds	3,798	2,649	2,134	1,329	1,355	1,151	1,302
Less: guarantees and non-guaranteed debt	(416)	(452)	(452)	(493)	(474)	(456)	(439)
Financial statement debt	36,821	36,834	39,696	42,721	48,500	53,788	57,436
	50,220	52,277	56,541	59,712	66,465	72,144	76,221
Net liabilities	(23,342)	(22,540)	(24,863)	(28,037)	(33,088)	(35,413)	(36,333)
Capital and other assets
Tangible capital assets	26,800	28,737	30,655	32,371	36,012	37,520	38,304
Other assets	780	732	780	938	968	975	981
	27,580	29,469	31,435	33,309	36,980	38,495	39,285
Accumulated surplus (deficit)	4,238	6,929	6,572	5,272	3,892	3,082	2,952

(1)          Comparative figures have been restated to reflect government’s accounting policies in effect at March 31, 2010.

(2)          Accrued liabilities include accumulated forecast allowances of $300 million in 2011/12 and $600 million in 2012/13.

First Quarterly Report 2010/11

Appendix

Table A11a Changes in Financial Position — 2006/07 to 2012/13

					Updated	Updated	Updated
	Actual	Actual	Actual	Actual	Forecast	Plan	Plan
($ millions)	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13
(Surplus) deficit for the year	(3,986)	(2,773)	(75)	1,779	1,380	810	130
Comprehensive income and other equity adjustments	(447)	82	432	(479)	—	—	—
Change in accumulated (surplus) deficit	(4,433)	(2,691)	357	1,300	1,380	810	130

Capital and other asset changes:
Taxpayer-supported capital investments	3,409	3,672	3,778	3,754	5,603	3,612	2,957
Less : amortization and other accounting changes	(1,563)	(1,735)	(1,860)	(2,038)	(1,962)	(2,104)	(2,173)
Increase in net capital assets	1,846	1,937	1,918	1,716	3,641	1,508	784
Increase (decrease) in other assets	19	(48)	48	158	30	7	6
	1,865	1,889	1,966	1,874	3,671	1,515	790
Increase (decrease) in net liabilities	(2,568)	(802)	2,323	3,174	5,051	2,325	920

Investment and working capital changes:
Increase (reduction) in cash and temporary investments	(430)	2,502	(768)	(2,313)	(100)	412	409
Increase (decrease) in warehouse borrowing investments	—	—	2,081	(2,081)	—	—	—
Investment in commercial Crown corporations:
Increase (decrease) in retained earnings	952	666	647	1,503	(121)	418	423
Self-supported capital investments	983	1,296	1,809	3,358	2,705	3,003	3,090
Less: loan repayments and other accounting changes	(729)	(747)	(379)	(1,036)	(904)	(1,113)	(1,156)
	1,206	1,215	2,077	3,825	1,680	2,308	2,357
Other working capital changes	556	(2,902)	(2,851)	420	(852)	243	(38)
	1,332	815	539	(149)	728	2,963	2,728
Increase (decrease) in financial statement debt	(1,236)	13	2,862	3,025	5,779	5,288	3,648
(Increase) decrease in sinking fund debt	261	1,149	515	805	(26)	204	(151)
Increase (decrease) in guarantees and non-guaranteed debt	(43)	36	—	41	(19)	(18)	(17)
Increase (decrease) in total provincial debt	(1,018)	1,198	3,377	3,871	5,734	5,474	3,480

First Quarterly Report 2010/11

Appendix

Table A12 Provincial Debt Summary — 2006/07 to 2012/13 (1)

					Updated	Updated	Updated
	Actual	Actual	Actual	Actual	Forecast	Plan	Plan
($ millions unless otherwise indicated)	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13
Taxpayer-supported debt
Provincial government operating (2)	6,928	5,330	3,048	4,663	4,944	6,296	6,018
Provincial government general capital (3)	1,961	2,274	2,696	2,696	2,696	2,696	2,696
Provincial government direct operating	8,889	7,604	5,744	7,359	7,640	8,992	8,714
Other taxpayer-supported debt (mainly capital)
Education
Schools (2)	5,013	5,216	5,522	5,777	6,146	6,525	6,841
Post-secondary institutions (2)	3,024	3,437	3,626	3,843	4,101	4,219	4,267
	8,037	8,653	9,148	9,620	10,247	10,744	11,108
Health (2),(4)	3,053	3,511	3,936	4,389	5,002	5,492	5,812
Highways and public transit
BC Transportation Financing Authority (5)	3,237	3,948	4,586	5,211	5,991	6,626	7,346
Public transit (2)	950	958	997	997	997	997	997
SkyTrain extension	1,153	1,153	1,154	1,154	1,154	1,154	1,154
BC Transit	96	84	94	140	188	259	352
	5,436	6,143	6,831	7,502	8,330	9,036	9,849
Other
Social housing	216	218	286	305	621	639	531
Provincial government general capital (3)	—	—	—	294	719	1,024	1,219
BC Pavilion Corporation	—	—	—	49	378	450	450
BC Immigrant Investment Fund	167	256	287	289	333	384	382
Homeowner Protection Office	110	136	150	144	—	—	—
Other	60	68	64	70	399	506	664
	553	678	787	1,151	2,450	3,003	3,246
Total other taxpayer-supported debt	17,079	18,985	20,702	22,662	26,029	28,275	30,015
Total taxpayer-supported debt	25,968	26,589	26,446	30,021	33,669	37,267	38,729
Self-supported debt
Commercial Crown corporations
BC Hydro	7,144	7,633	9,054	10,792	11,852	13,154	14,542
BC Transmission Corporation	30	79	70	70	—	—	—
Columbia River power projects	236	219	208	196	182	167	151
BC Lotteries	—	—	—	60	62	93	103
Transportation Investment Corporation (Port Mann)	—	—	20	544	1,352	1,911	2,447
Liquor Distribution Branch	3	2	1	1	1	—	—
Post-secondary institutions’ subsidiaries	58	115	134	201	201	201	201
	7,471	8,048	9,487	11,864	13,650	15,526	17,444
Warehouse borrowing program	—	—	2,081	—	—	—	—
Total self-supported debt	7,471	8,048	11,568	11,864	13,650	15,526	17,444
Total debt before forecast allowance	33,439	34,637	38,014	41,885	47,319	52,793	56,173
Forecast allowance (6)	—	—	—	—	300	300	400
Total provincial debt	33,439	34,637	38,014	41,885	47,619	53,093	56,573
Debt as a per cent of GDP
Provincial government direct operating	4.9%	4.0%	2.9%	3.9%	3.9%	4.4%	4.0%
Taxpayer-supported	14.2%	13.9%	13.4%	15.9%	17.0%	18.1%	17.9%
Total provincial	18.3%	18.1%	19.2%	22.2%	24.0%	25.8%	26.1%

(1)          Debt is after deduction of sinking funds and unamortized discounts, and excludes accrued interest. Government direct and fiscal agency accrued interest is reported in the government’s accounts as an accounts payable.

(2)          In 2009/10, sinking funds for government debt related to schools, post-secondary education, health care and public transit were liquidated and the proceeds ($763 million) used to offset direct operating borrowing requirements. Figures for prior years have been restated to reflect this decision.

(3)          Separate disclosures of borrowings for ministries’ capital spending are applied prospectively beginning in fiscal 2009/10. Figures for prior years have been restated.

(4)          Health facilities’ debt includes public-private partnership obligations of $179 million for 2006/07; $410 million for 2007/08; $540 million for 2008/09; $734 million for 2009/10, $944 million for 2010/11, $1,029 million for 2011/12, and $1,107 million for 2012/13.

(5)          BC Transportation Financing Authority’s debt includes public-private partnership obligations of $353 million for 2006/07; $604 million for 2007/08; $776 million for 2008/09; $799 million for 2009/10, $783 million for 2010/11, $766 million for 2011/12, and $747 million for 2012/13.

(6)          Reflects the operating statement forecast allowance for each year (amounts are not cumulative). Since it is unknown as to which agency would require this debt, the forecast allowance is shown as a separate item over the plan.

First Quarterly Report 2010/11

Appendix

Table A13 Key Provincial Debt Indicators — 2006/07 to 2012/13 (1)

					Updated	Updated	Updated
	Actual	Actual	Actual	Actual	Forecast	Plan	Plan
	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13
Debt to revenue (per cent)
Total provincial	69.1	69.3	78.0	87.8	93.8	99.9	102.4
Taxpayer-supported	69.8	69.6	72.0	83.8	86.0	92.3	92.4
Debt per capita ($) (2)
Total provincial	7,880	8,037	8,671	9,401	10,516	11,547	12,129
Taxpayer-supported	6,119	6,170	6,033	6,738	7,435	8,105	8,303
Debt to GDP (per cent) (3)
Total provincial	18.3	18.1	19.2	22.2	24.0	25.8	26.1
Taxpayer-supported	14.2	13.9	13.4	15.9	17.0	18.1	17.9
Interest bite (cents per dollar of revenue) (4)
Total provincial	4.3	4.0	4.4	4.4	4.6	5.0	5.2
Taxpayer-supported	4.2	3.9	4.3	4.2	4.3	4.5	4.6
Interest costs ($ millions)
Total provincial	2,074	2,012	2,141	2,098	2,338	2,649	2,873
Taxpayer-supported	1,575	1,490	1,573	1,504	1,684	1,823	1,911
Interest rate (per cent) (5)
Taxpayer-supported	5.9	5.7	5.9	5.3	5.3	5.1	5.0
Background Information:
Revenue ($ millions)
Total provincial (6)	48,360	49,974	48,765	47,721	50,781	53,164	55,268
Taxpayer-supported (7)	37,222	38,226	36,745	35,809	39,151	40,397	41,921
Debt ($ millions)
Total provincial	33,439	34,637	38,014	41,885	47,619	53,093	56,573
Taxpayer-supported (8)	25,968	26,589	26,446	30,021	33,669	37,267	38,729
Provincial GDP ($ millions) (9)	182,310	191,598	197,931	188,539	198,003	205,980	216,451
Population (thousands at July 1) (10)	4,244	4,310	4,384	4,455	4,528	4,598	4,664

(1)	Includes fiscal data of school districts, post-secondary institutions and regional health authorities/societies (SUCH).
(2)	The ratio of debt to population (e.g. 2010/11 debt divided by population at July 1, 2010).
(3)	The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. 2010/11 debt divided by 2010 GDP).
(4)	The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.
(5)	Weighted average of all outstanding debt issues.
(6)	Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.
(7)	Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.
(8)	Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.
(9)	Nominal GDP for the calendar year ending in the fiscal year (e.g. GDP for 2010 is used for the fiscal year ended March 31, 2011).
(10)	Population at July 1st within the fiscal year (e.g. population at July 1, 2010 is used for the fiscal year ended March 31, 2011).

First Quarterly Report 2010/11

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